Exhibit 2.1

FINAL

PURCHASE AGREEMENT

dated as of November 5, 2013

between

CLARCOR INC.

and

GENERAL ELECTRIC COMPANY

i

ii

EXHIBITS
Exhibit A	Definitions
Exhibit B	Transition Services Agreement
Exhibit C	Employee Matters
Exhibit D	Transaction Accounting Principles
Exhibit E	Transitional Trademark License Agreement
Exhibit F	Intellectual Property Cross License Agreement
Exhibit G	NPI Agreement
Exhibit H	Global Employee Services Agreement

ANNEXES
Annex A	Monthly Financial Information
Annex B	Standard Components

iii

This PURCHASE AGREEMENT, dated as of November 5, 2013, is made between GENERAL ELECTRIC COMPANY, a New York corporation (“GE”), and CLARCOR INC., a Delaware corporation (the “Buyer”).

PRELIMINARY STATEMENTS

WHEREAS, GE Controls each of BHA Group, Inc., a Delaware corporation (“BHA”), GE Energy Services (UK) Limited, a company formed under the laws of the United Kingdom (“GE Energy Services UK”), Altair Filter Technology Limited, a company formed under the laws of the United Kingdom (“Altair UK”), BHA Group De Mexico S.A. de. C.V., a company formed under the laws of Mexico (“BHA Mexico”), GE Energy Japan, Ltd., a company formed under the laws of Japan (“GE Japan”), Xin Hua Control Engineering Co., Ltd., a company formed under the laws of China (“Xin Hua”), and GE Commerce (Shanghai) Co. Ltd., a company formed under the laws of China (“GE China”). BHA, GE Energy Services UK, Altair UK, BHA Mexico, GE Japan, Xin Hua and GE China are collectively referred to herein as the “Sellers.”

WHEREAS, GE Energy Services UK owns all of the issued and outstanding shares of common stock of Altair Filter Technology Inc., a Kentucky corporation (“Altair U.S.”, and together with the Sellers and GE, the “GE Entities”).

WHEREAS, the Sellers and Altair U.S. are engaged in the GTI Business and the Industrial Filtration and Membrane Businesses (collectively, the “Business”).

WHEREAS, the Sellers wish to sell, or to cause to be sold, to the Buyer, and the Buyer wishes to purchase, or to cause such Buying Affiliates as the Buyer may designate to purchase, from the Sellers or their Affiliates, as applicable (i) all of the issued and outstanding shares of common stock of Altair U.S. (the “Shares”) and (ii) the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement. In addition, the Buyer wishes to assume, or to cause such Buying Affiliates as the Buyer may designate to assume, and the Sellers wish to have the Buyer and such Buying Affiliates assume, the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, GE will cause the Sellers or their Affiliates, as applicable, to perform each of their respective obligations under this Agreement, including the obligation to transfer the Shares and the Transferred Assets to the Buyer.

WHEREAS, GE and the Buyer are entering into agreements with respect to certain Tax matters (the “Tax Matters Agreement”) and supply of products (the “Customer Agreement”) on the date of this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, GE will cause GE Energy Services UK to sell, convey, assign, transfer and deliver to the Buyer (or such Buying Affiliate as Buyer may designate), free and clear of all Liens, and the Buyer shall purchase, acquire and accept from GE Energy Services UK, all of GE Energy Services UK’s right, title and interest in and to the Shares.

Section 2.02. Purchase and Sale of Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 2.02(b), at the Closing, GE will cause the Sellers to sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered by Sellers’ Affiliates, to the Buyer (or such Buying Affiliates as the Buyer may designate), free and clear of all Liens, except for Permitted Liens, and the Buyer (or such Buying Affiliates) shall purchase, acquire and accept from the Sellers and their Affiliates, all of the Sellers’ and their Affiliates’ right, title and interest in, to and under all of the following assets, properties and rights (collectively, the “Transferred Assets”):

(i) all of the Sellers’ and their Affiliates’ fee right, title and interest in and to the owned real property listed in Section 2.02(a)(i) of the Disclosure Schedule (the “Owned Real Property”), together with all improvements, fixtures and appurtenances thereto and rights in respect thereof, and, subject to Section 2.03, all rights and benefits of the Sellers and their Affiliates under the leases governing the leased real property listed in Section 2.02(a)(ii) of the Disclosure Schedule (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”);

(ii) all inventories that are Related to the Business, wherever located, including all raw materials, work-in-process, finished goods or products (including any such goods or products being held by customers of the Business pursuant to consignment arrangements), and other materials and supplies used by the Sellers in the production of finished goods Related to the Business (collectively, the “Inventory”);

(iii) subject to Section 2.03, all rights under Contracts to which a Seller or an Affiliate thereof is a party and that are Related to the Business, including, but not limited to, the Contracts listed in Section 3.13(a) of the Disclosure Schedule (but excluding the Contracts listed on Section 2.02(b)(xviii) of the Disclosure Schedule) (collectively, together with the Assumed IP Licenses, the “Assumed Contracts”);

(iv) subject to Section 2.03, all rights under Intellectual Property licenses (including with respect to Software) from third parties Related to the Business, including, but not limited to, the licenses listed in Section 2.02(a)(iv) of the Disclosure Schedule (collectively, the “Assumed IP Licenses”), and all rights with respect to Business Licensed Intellectual Property;

(v) all accounts, notes and other receivables, billed and unbilled, recorded or unrecorded, accrued and existing, whether or not written off, that are Related to the Business, including, without limitation, the GE Included Receivables and other receivables taken into account in the Final Working Capital Statement (collectively, the “Accounts Receivable”);

(vi) all rights relating to prepaid expenses (to the extent reflected on the Final Working Capital Statement), deposits, claims for refunds (excluding Tax refunds, which shall be governed by the Tax Matters Agreement) and rights to offset in respect thereof, in any such case, to the extent Related to the Business, including with respect to ad valorem Taxes and lease and rental payments;

(vii) subject to Section 2.03, all causes of action against third parties Related to the Business with respect to the Transferred Assets or any Assumed Liability, including rights under manufacturers’ and vendors’ warranties and those matters set forth in Section 3.11(b) of the Disclosure Schedule;

(viii) all rights and claims under any transferrable warranties extended by suppliers, vendors, contractors, manufacturers and licensors Related to the Business, and all claims, defenses, causes of action or rights of counterclaims to the extent related to the Transferred Assets or the Assumed Liabilities;

(ix) all Business Owned Intellectual Property, including, without limitation, the Business Owned Intellectual Property set forth on Section 3.11(d) of the Disclosure Schedule, and Business Owned Technology;

(x) subject to Section 2.03, all transferable Governmental Authorizations that are Related to the Business, including those listed on Section 3.09 of the Disclosure Schedule;

(xi) subject to Section 5.10, all books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, lists of suppliers, customers, personnel and employment records, in each case to the extent they are Related to the Business and copies of any information relating to Taxes imposed on the Business, except for all books, records, files and papers relating to Technology to the extent not constituting Business Technology;

(xii) all Business Owned Software, including the Business Owned Software listed on Section 2.02(a)(xii) of the Disclosure Schedule, subject to Section 2.03;

(xiii) all assets, rights and properties expressly to be transferred pursuant to Exhibit C hereof;

(xiv) all other tangible personal property or interests therein, including all machinery, equipment, furniture, fixtures (that are not Real Property as set forth above), furnishings, office equipment, computer hardware, instruments, leasehold improvements, communications equipment, vehicles, spare and replacement parts, fuel and other tangible personal property, wherever located, that is Related to the Business (collectively, the “Tangible Personal Property”); and

(xv) all other properties and assets of every kind, character and description, tangible or intangible, that are owned by Sellers or their Affiliates and Related to the Business, whether or not similar to the items specifically set forth above, including all going concern value, goodwill and other intangible rights and intangible property that is Related to the Business (including any such assets to the extent taken into account in the Final Working Capital Statement).

(b) Excluded Assets. The Buyer expressly understands and agrees that the following assets and properties of the Sellers and Altair U.S. (the “Excluded Assets”) shall be retained by the Sellers and their Affiliates (excluding Altair U.S.), and shall be excluded from the Transferred Assets (if held by a Seller) and shall be transferred out of Altair U.S. prior to the Closing, notwithstanding any other provision of this Agreement:

(i) all Cash and Cash Equivalents on hand or held by any bank or other third Person other than any Cash and Cash Equivalents retained by Altair U.S. immediately following the Closing and taken into account in the Final Working Capital Statement;

(ii) any and all rights to the GE Name and GE Marks, together with any rights that provide for the use of the same granted under Contracts, other than any such rights granted pursuant to the Transitional Trademark License Agreement;

(iii) except with respect to the Real Property and the Real Property Leases, all of the Sellers’ right, title and interest in owned and leased real property and other interests in real property, including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv) Tax assets and proprietary Tax planning methods and techniques, all Tax Returns (other than Tax Returns of Altair U.S., excluding Tax Returns that are filed on an affiliated, consolidated, combined or unitary basis with GE or any Affiliate of GE), and all refunds of or credits of Taxes to which GE is entitled under the Tax Matters Agreement;

(v) any employee benefit plans, programs, arrangements and agreements including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements (but not including collective bargaining agreements relating solely to the Business and employment agreements with Transferred Employees, which will be addressed in accordance with Exhibit C) sponsored or maintained by the GE Entities or their respective Affiliates (other than Altair U.S.) and any trusts and other assets related thereto, except as provided in Exhibit C;

(vi) subject to Section 5.06, all policies of, or agreements for, insurance and interests in insurance pools and programs;

(vii) any assets sold or otherwise disposed of prior to the Closing Date;

(viii) subject to Section 2.02(a)(vii), all causes of action (including counterclaims) and defenses against third parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information to the extent relating thereto;

(ix) all GE Intellectual Property and GE Technology and any rights thereto, except as expressly set forth in the Intellectual Property Cross License Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement;

(x) all Software and licenses thereto, other than (A) the Business Owned Software and (B) Software licensed under the Assumed Contracts;

(xi) all assets expressly excluded pursuant to Exhibit C;

(xii) all rights of any GE Entity under this Agreement and any Ancillary Agreement;

(xiii) any personnel and employment records for employees and former employees of the Sellers and their Affiliates that are not Transferred Employees;

(xiv) any other assets, properties, rights, contracts and claims of the Sellers and their Affiliates that are not Related to the Business, wherever located, whether tangible or intangible, real, personal or mixed; provided, however, that the parties acknowledge and agree that the Transferred Assets to be conveyed to Buyer will include, without limitation, the assets set forth on Sections 2.02(a)(i), 2.02(a)(ii), 2.02(a)(iv), 2.02(a)(xii) and 3.11(d) of the Disclosure Schedule;

(xv) except for the GE Included Receivables and as may be or remain outstanding pursuant to Section 5.08 hereof, intercompany accounts receivable (including trade accounts receivable) or other loan or advance by the Sellers or Altair U.S. to GE or its Affiliates;

(xvi) (A) all corporate minute books (and other similar corporate records) and stock records of the Sellers and (B) any books, records or other materials that the Sellers or GE Energy Services UK (including as relates to Altair U.S.) are required by Law to retain (copies of which, to the extent permitted by Law, will be given or made available to the Buyer);

(xvii) any legal opinions, studies, market surveys and analyses relating to the validity or enforceability of any Business Owned Intellectual Property or Business Owned Technology, and any alleged or potential infringement, violation or misappropriation thereof, but only to the extent in any such case subject to the attorney-

client privilege of Sellers and their Affiliates (all such legal opinions, studies, market surveys and analyses covered by this clause (xvii), the “Privileged Validity Materials”) and subject in all cases to Section 5.03; and

(xviii) all assets listed on Section 2.02(b)(xviii) of the Disclosure Schedule.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Ancillary Agreements, the Buyer acknowledges and agrees that all of the following shall remain the property of the Sellers, and neither the Buyer nor any of its Affiliates (including, after the Closing, Altair U.S.) shall have any interest therein: (a) all records and reports prepared or received by GE or any of its Affiliates in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business or the Buyer so prepared or received; (b) all confidentiality agreements entered into with prospective purchasers of the Business or any portion thereof (except that the Sellers shall assign to Buyer or its designee at the Closing all of GE’s rights under such agreements to confidential treatment of information with respect to the Business and with respect to solicitation and hiring of Transferred Employees and shall provide a copy to the Buyer of any such agreements following the Closing to the extent necessary for the Buyer to enforce any rights thereunder in connection therewith); (c) all bids and expressions of interest received from third parties with respect thereto; and (d) all privileged materials, documents and records in the possession of any of the GE Entities, to the extent such materials, documents and records are (A) not Related to the Business or (B) related to any Excluded Asset or Excluded Liability. Buyer further acknowledges and agrees that, with respect to any Action or dispute between any of the Sellers or one of their Affiliates on the one hand, and Buyer or Altair U.S. (post-Closing) on the other hand, only a Seller may waive any evidentiary privilege that may attach to a pre-closing communication that is determined by a court of competent jurisdiction to be subject to attorney-client privilege, and neither the Buyer nor Altair U.S., nor any of their respective Affiliates, shall have the right to compel disclosure of such privileged information.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, and subject to the exclusion of the liabilities, commitments and obligations set forth in Section 2.02(d), the Buyer hereby agrees, effective at the time of the Closing and from and after the Closing, to assume and agree to pay, discharge and perform in accordance with their terms, all liabilities, commitments and obligations of the Sellers, in each case to the extent arising from or relating to the Transferred Assets or the Business, as the same shall exist on the Closing Date and irrespective of whether the same shall arise prior to, on or following the Closing Date (but excluding in any event the Excluded Liabilities) (the “Assumed Liabilities”). Without limiting the generality of the foregoing, subject to Section 2.02(d), the following shall be included among the Assumed Liabilities:

(i) all liabilities taken into account in the Final Working Capital Statement;

(ii) all liabilities and obligations arising under any of the Assumed Contracts;

(iii) all Taxes for which the Buyer is responsible pursuant to the Tax Matters Agreement;

(iv) all liabilities, commitments and obligations with respect to any return, warranty or similar liabilities relating to products of the Business that were (x) designed, manufactured or sold on or prior to the Closing Date (including with respect to any products sold or services rendered to GE and its Affiliates on or prior to the Closing Date); provided, however, that with respect to products sold or services rendered to GE and its Affiliates prior to the Closing Date, the Buyer will not be responsible to GE and its Affiliates for any amounts in excess of two (2) times the purchase price paid to the Business in respect of any individual project or order for such products or services, or (y) held in the Inventory as of the Closing Date;

(v) except as otherwise provided in Section 2.02(d)(vii), all liabilities, commitments and obligations, whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, in each case to the extent (x) (i) relating to the environment or natural resources, human health and safety or Hazardous Substances and (ii) arising from or relating to the Transferred Assets or the Business (whether past, current or future) (including any businesses, operations or properties for which a current or future owner or operator of the Transferred Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise) or (y) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed prior to the Closing by, or service rendered prior to the Closing by or on behalf of, any Seller to any Person (including any products for which a current or future owner or operator of the Transferred Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise), including with respect to any products sold or services rendered to GE and its Affiliates on or prior to the Closing Date, provided, however, that with respect to products sold or services rendered to GE and its Affiliates prior to the Closing Date, the Buyer will not be responsible to GE and its Affiliates for any amounts in excess of two (2) times the purchase price paid to the Business in respect of any individual project or order for such products or services;

(vi) all liabilities, commitments and obligations expressly transferred pursuant to Exhibit C; and

(vii) all Actions by any Person (including Business Employees) arising out of or related to or resulting from (A) the ownership or operation of the Business before, on or after the Closing or (B) the ownership, use or operations of the Transferred Assets before, on or after the Closing (including all Losses with respect thereto but excluding the Excluded Litigation and Losses with respect thereto).

(d) Excluded Liabilities. Notwithstanding anything in Section 2.02(c) or any other provision of this Agreement or any Ancillary Agreement to the contrary, Buyer is not assuming or agreeing to pay or discharge any of the following liabilities, commitments or obligations of the Sellers set forth in this Section 2.02(d) (all such liabilities, commitments and obligations not being assumed being herein referred to as the “Excluded Liabilities”). All of the Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged by the Sellers. The Excluded Liabilities consist of the following:

(i) other than as taken into account in the Final Working Capital Statement and subject to Section 2.15, any Debt of any Seller or any of their Affiliates;

(ii) any liability, commitment or obligation to the extent relating to or arising under any Excluded Asset;

(iii) any liability, commitment or obligation for Taxes that GE is responsible for pursuant to the Tax Matters Agreement, and any other liability, commitment or obligations for Taxes except as provided in Section 2.02(c)(i) or Section 2.02(c)(iii);

(iv) any liability, commitment or obligation arising out of the Actions set forth on Section 2.02(d)(iv) of the Disclosure Schedule (the “Excluded Litigation”) or the other matters set forth on Section 2.02(d)(iv) of the Disclosure Schedule;

(v) any liability, commitment or obligation arising out of the workers’ compensation claims set forth on Section 2.02(d)(v) of the Disclosure Schedule, as well as any other workers compensation claims applicable to the Business Employees and the Inactive Business Employees filed prior to the Closing (the “Excluded Workers’ Comp Claims”);

(vi) except as otherwise provided in Exhibit C, any liability, commitments or obligations under the Employee Plans, or any other employee plans or benefits of any kind for Sellers’ or their Affiliates’ employees or former employees or both;

(vii) any liability, commitment or obligation, whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date and to the extent relating to (A) the environment or natural resources, human health and safety or any actual or alleged violation of any Environmental Law or Release of Hazardous Substance (x) at any property that was formerly owned or leased in connection with the Business or is not a Transferred Asset, or (y) not arising from or relating to the Transferred Assets or the Business, or (B) any Release of Hazardous Substances prior to the Closing at any third party site to which the Business shipped such Hazardous Substances for the purpose of treatment, storage or disposal prior to the Closing Date;

(viii) except as otherwise may be or remain outstanding as of the Closing pursuant to Section 5.08 hereof, any intercompany liabilities, commitments or obligations between any Seller or Altair U.S. and GE or its Affiliates, including, but not limited to, any intercompany accounts payable (including trade accounts payable); any loan, agreement or advance by GE or its Affiliates to any Seller or to Altair U.S.;

(ix) except as otherwise provided in Section 2.02(c)(iv) or 2.02(c)(v), any claim by GE or its Affiliates against the Business or Altair U.S. arising as a result of any act or omission which occurred prior to the Closing; and

(x) any liability, commitment or obligation under any contract that is not an Assumed Contract, including, but not limited to, any contract with a supplier, distributor, sales agent or other third party that is not an Assumed Contract.

Section 2.03. Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, (i) would constitute a breach or other contravention thereof, (ii) would be ineffective or render the Transferred Asset or any claim or right or any benefit arising thereunder void or voidable, or (iii) would in any way adversely affect the rights of the Buyer (or the applicable Buying Affiliate) thereto or thereunder, and such consent has not been obtained on or prior to the Closing. Subject to Section 5.05(d), the Sellers will use their commercially reasonable efforts to obtain any consent necessary for the assignment of any such Transferred Asset or any claim or right or any benefit arising thereunder to the Buyer (or the applicable Buying Affiliate) as the Buyer may request. If such consent is not obtained prior to the Closing, or if an attempted transfer or assignment thereof would be ineffective or would adversely affect the rights of the Buyer or the applicable Buying Affiliate (as assignee of the applicable Seller) thereto or thereunder so that the Buyer or the applicable Buying Affiliate would not in fact receive all such rights, (i) the Sellers and the Buyer shall, subject to Section 5.05(d), cooperate in a mutually agreeable arrangement under which the Buyer or the applicable Buying Affiliate would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Buyer or the applicable Buying Affiliate, or under which the Sellers would enforce for the benefit of the Buyer or the applicable Buying Affiliate any and all of their rights against a third party associated with such Transferred Asset, claim, right or benefit (collectively, “Third Party Rights”), and the Sellers would promptly pay to the Buyer or the applicable Buying Affiliate when received all monies received by them under any such Transferred Asset, claim, right or benefit, and (ii) after the Closing, subject to Section 5.05(d) and except as otherwise requested by Buyer, the Buyer and the Sellers shall continue to use their commercially reasonable efforts to obtain any consent necessary for any such consent, and, upon the receipt of such consent, will immediately transfer such Transferred Asset, claim, right or benefit to Buyer or the applicable Buying Affiliate.

Section 2.04. Closing. On the second Business Day following the satisfaction of the conditions set forth in Sections 8.01 and 8.02 (or such other date as the Buyer and the Sellers may agree in writing), the sale and purchase of the Shares and the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, GA 30309, or such other place as GE and the Buyer may agree in writing, the date on which the Closing takes place being the “Closing Date.” For all purposes under this Agreement and each of the Ancillary Agreements, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed.

Section 2.05. Purchase Price.

(a) The aggregate “Purchase Price” for the Shares and the Transferred Assets shall be an amount in cash equal to:

(i) $265,000,000, plus or minus

(ii) the Closing Adjustment Amount in accordance with Section 2.06 (the sum of (a)(i) and (ii), the “Closing Cash Amount”), and plus or minus

(iii) the Post-Closing Working Capital Adjustment Amount following the Closing in accordance with Section 2.11.

(b) Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will pay (for itself and as agent for the Buying Affiliates) to the Sellers the Closing Cash Amount by wire transfer of immediately available funds in U.S. dollars, except as may be required by applicable Law as reasonably determined by Buyer, in which case the applicable Buying Affiliate will pay (with the Buyer as guarantor of such obligation) to the Sellers the Closing Cash Amount by wire transfer of immediately available funds in local currency calculated using the exchange rate determined in accordance with Section 2.12(b). Prior to the Closing, GE and Buyer will reasonably agree as to the allocation of the Purchase Price as among the Shares and each of the Sellers (the “Purchase Price Allocation”).

Section 2.06. Closing Adjustment.

(a) The “Closing Adjustment Amount” shall be an amount equal to the Estimated Closing Working Capital Amount set forth in the Statement of Estimated Closing Working Capital less $38,269,000. If the Closing Adjustment Amount is a positive amount, then the Closing Cash Amount paid by the Buyer at Closing shall be increased by the Closing Adjustment Amount. If the Closing Adjustment Amount is a negative amount, then the Closing Cash Amount paid by the Buyer at Closing shall be decreased by the Closing Adjustment Amount.

(b) The Sellers shall prepare in good faith and, not less than five Business Days prior to the anticipated Closing Date, deliver to the Buyer a written statement (the “Statement of Estimated Closing Working Capital”) setting forth an estimated calculation of Working Capital as of the Closing Date (the “Estimated Closing Working Capital Amount”). The Statement of Estimated Closing Working Capital shall be prepared in accordance with the Transaction Accounting Principles and shall be accompanied by a notice (the “Closing Notice”) that sets forth (i) the Sellers’ determination of the Closing Adjustment Amount and the Purchase Price and (ii) Sellers’ wire instructions in accordance with Section 2.08(a). The Sellers shall promptly provide the Buyer and its Representatives access to all relevant documents and information (including any working papers, trial balances and similar materials relating thereto) reasonably requested by the Buyer in connection with its review of the Statement of Estimated Closing Working Capital and the Estimated Closing Working Capital Amount (including all components thereof), provided that the accountants of the Sellers shall not be obliged to make any work papers available to the Buyer or its Representatives unless and until the Sellers have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Prior to the Closing Date, the Buyer shall notify the Sellers of any objections to the Statement of Estimated Closing Working Capital or the Estimated Closing Working Capital Amount. The Sellers shall consider, in good faith, but shall not be obligated to accept, any such objections made by the Buyer on the Statement of Estimated Closing Working Capital or Estimated Closing Working Capital Amount. The failure of the Sellers to include any changes proposed by the Buyer, or the acceptance by the Buyer of the Statement of Estimated Closing Working Capital or Estimated Closing Working Capital Amount, shall not limit or otherwise affect the Buyer’s remedies under this Agreement, including the Buyer’s right to include such changes or other changes in the Closing Working Capital Statement, or constitute an acknowledgement by the Buyer of the accuracy of the Statement of Estimated Closing Working Capital or Estimated Closing Working Capital Amount.

(c) The Buyer and the Sellers will mutually agree on a date(s) within five (5) Business Days prior to the Closing Date on which the Sellers will count the inventory of the Business in the United States and the United Kingdom for purposes of determining the Estimated Closing Working Capital Amount and the Closing Working Capital Amount. The Buyer shall be entitled to designate one or more representatives (which may include the Buyer’s outside accountants) reasonably acceptable to the Sellers to observe such counting of the inventory. The value of the inventory of the Business shall be determined in accordance with the Transaction Accounting Principles.

Section 2.07. Closing Deliveries by GE. At the Closing, GE shall deliver or cause to be delivered to the Buyer, for itself and as agent for the Buying Affiliates.

(a) the certificates evidencing the Shares, duly endorsed in blank or accompanied by powers duly executed in blank for transfer to the Buyer;

(b) Business Transfer Agreements executed by the applicable Seller and any other documents or instruments as may be required by local Law and custom, or reasonably requested by the Buyer, to effect the transfer of the applicable Transferred Assets to the applicable Buying Affiliates;

(c) the Bill of Sale, Assignment and Assumption Agreement, executed by the Sellers;

(d) the Instrument of Cancellation, executed by the Sellers and their Affiliates a party thereto;

(e) special warranty deeds subject only to the Permitted Liens for the Real Property, executed by the applicable Sellers;

(f) a receipt for the Closing Cash Amount and for all local payments as contemplated by Section 2.05;

(g) a certificate of the Secretary or other authorized officer of each GE Entity, evidencing the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such GE Entity is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by this Agreement and the Ancillary Agreements;

(h) the Transition Services Agreement, Transitional Trademark License Agreement, the Intellectual Property Cross License and other documents required to be delivered pursuant to Section 8.02, executed by the Sellers and their Affiliates party thereto;

(i) the certificates of non-foreign status required to be provided pursuant to Section 13 of the Tax Matters Agreement;

(j) to the extent requested by the Buyer, resignations effective as of the Closing of each of the directors and officers of Altair U.S. in their capacity as such, executed by such individuals;

(k) the NPI Agreement, executed by GE;

(l) the Employee Services Agreement, executed by GE; and

(m) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as may reasonably be requested by the Buyer to vest in it the Shares or the Transferred Assets, each in form and substance reasonably satisfactory to the Buyer and executed by the applicable GE Entities.

Section 2.08. Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Sellers:

(a) The Closing Cash Amount, by wire transfer in immediately available funds, to an account or accounts as directed by GE in the Closing Notice;

(b) the Bill of Sale, Assignment and Assumption Agreement, executed by the Buyer;

(c) any required transfer Tax stamps (except any UK Stamp Duty Land Tax Land Transaction Returns);

(d) a receipt for the Shares;

(e) a certificate of the Buyer, evidencing the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by this Agreement and the Ancillary Agreements;

(f) the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property Cross License and other documents required to be delivered pursuant to Section 8.01;

(g) a release of claims of, and covenant not to sue by, Altair U.S. with respect to the Sellers and their Affiliates in respect of events prior to the Closing that is reasonably acceptable to GE and Buyer; provided, however, that such release and covenant not to sue shall not cover any claims against the Sellers or their Affiliates arising under this Agreement or any of the Ancillary Agreements or any trade accounts receivable;

(h) the NPI Agreement, executed by GE; and

(i) the Employee Services Agreement, executed by the Buyer.

Section 2.09. Post-Closing Statements.

(a) Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to GE a written statement (the “Closing Working Capital Statement”) setting forth a calculation of Working Capital as of the Closing Date (the “Closing Working Capital Amount”). The Closing Working Capital Statement shall be prepared in accordance with the Transaction Accounting Principles. GE shall cooperate and assist in the preparation of the Closing Working Capital Statement to the extent reasonably requested by the Buyer. In connection with the Buyer’s preparation of the Closing Working Capital Statement, the GE shall, and shall cause its Affiliates to, make reasonably available the individuals in their employ, if any, knowledgeable about the information used in the Statement of Estimated Closing Working Capital in order to respond to the reasonable inquiries of the Buyer.

(b) During the sixty (60) days immediately following GE’s receipt of the Closing Working Capital Statement (the “Review Period”), GE and its Representatives will be permitted to review any working papers, trial balances and similar materials relating to the Closing Working Capital Statement prepared by Buyer or its independent accountants; provided that the accountants of the Buyer shall not be obliged to make any work papers available to GE or its Representatives unless and until GE has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. The Buyer shall also provide GE and its Representatives with reasonable access, during normal business hours, to the books, records and other relevant information relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, and the Buyer shall make reasonably available the individuals in its employ responsible for and knowledgeable about the information used in, and to the extent involved with or related to the preparation of the Closing Working Capital Statement, in order to respond to the reasonable inquiries of GE.

Section 2.10. Reconciliation of Post-Closing Statements.

(a) GE shall notify the Buyer in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if GE disagrees with the Closing Working Capital Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and GE’s determination of the Closing Working Capital Amount. If no Notice of Disagreement is received by the Buyer prior to the expiration of the Review Period, then the Closing Working Capital Statement shall be deemed to have been accepted by GE and shall become final and binding upon the parties for all purposes hereunder in accordance with Section 2.10(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), GE and the Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c) If at the end of the Consultation Period GE and the Buyer have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, GE and the Buyer shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Closing Working Capital Statement marked to indicate those line items that are not in dispute) to Deloitte & Touche (the “Independent Accounting Firm”), for resolution in accordance with the terms of this Agreement. GE and the Buyer shall direct the Independent Accounting Firm to deliver to GE and the Buyer, within sixty (60) days of submission of the matters remaining in dispute to such Independent Accounting Firm, a written notice setting forth its determination of the appropriate amount of each of the line items in the Closing Working Capital Statement as to which GE and the Buyer disagree as set out in the Notice of Disagreement, which determination shall be final, binding and conclusive on the parties to this Agreement. Such notice shall also set forth the final calculation of the Closing Working Capital Amount. With respect to each disputed line item, such determination, if not in accordance with the position of either GE or the Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by GE in the Notice of Disagreement or the Buyer in the Closing Working Capital Statement with respect to such disputed line item. The Closing Working Capital Statement that is final and binding on the parties, as determined pursuant to Sections 2.10(a) or 2.10(b), or following resolution of any dispute by the Independent Accounting Firm pursuant to this Section 2.10(c), is referred to herein as the “Final Working Capital Statement.”

(d) The fees and costs of the Independent Accounting Firm’s review and determination shall be shared equally by the GE on the one hand and the Buyer on the other hand. During the review by the Independent Accounting Firm, the Buyer and GE shall furnish or caused to be furnished to the Independent Accounting Firm such information, books and records and work papers as the Independent Accounting Firm may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss issues with the Independent Accounting Firm; provided that copies of any such information, books and records and work papers furnished by (i) the Buyer to the Independent Accounting Firm shall concurrently be provided to GE, and (ii) GE to the Independent Accounting Firm shall concurrently be provided to the Buyer; and provided, further that (A) the Buyer shall not have or conduct any communication, either written or oral, with the Independent Accounting Firm without GE either being present or receiving a concurrent copy of any written communication, and (B) GE shall not have or conduct any communication, either written or oral, with the Independent Accounting Firm without the Buyer either being present or receiving a concurrent copy of any written communication.

Section 2.11. Post-Closing Working Capital Adjustment. The “Post-Closing Working Capital Adjustment Amount” means the amount of Closing Working Capital Amount set forth in the Final Working Capital Statement less the Estimated Closing Working Capital Amount. If the Post-Closing Working Capital Adjustment Amount is a positive amount, then the Buyer shall pay in cash to the Sellers (as allocated as directed by GE consistent with the Purchase Price Allocation) the Post-Closing Working Capital Adjustment Amount. If the Post-Closing Working Capital Adjustment Amount is a negative amount, then the Sellers (consistent with the Purchase Price Allocation) shall pay in cash to the Buyer the Post-Closing Working Capital Adjustment Amount. Any such payment shall be made within three (3) Business Days after the final determination of the Closing Working Capital Amount in accordance with Section 2.10, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 2.12 from the Closing Date until the date of payment.

Section 2.12. Payments and Computations.

(a) Except for the payment of the Closing Cash Amount (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 11:00 a.m., New York City time, on the day when due. All payments shall be paid by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment and shall be free and clear of any withholding for Taxes. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

(b) To the extent that any currency conversions may be required by this transaction, the parties will use the applicable spot currency exchange rates published in the Wall Street Journal three (3) Business Days prior to the Closing Date.

Section 2.13. Business Transfer Agreements. Except for the Transferred Assets and Assumed Liabilities being, respectively, acquired and assumed by the Buyer itself, the transfer of the Transferred Assets and Assumed Liabilities will be effected at the Closing pursuant to short-form asset transfer agreements entered into between the applicable Seller and the applicable Buying Affiliate in a form reasonably acceptable to the Buyer and GE (the “Business Transfer Agreements”). Buyer guarantees the payment and performance of all obligations of the Buying Affiliates under the Business Transfer Agreement.

Section 2.14. Obligations of Sellers. GE will cause the Sellers to perform each of their respective obligations under this Agreement.

Section 2.15. Hedging Contracts. On the Closing Date, the Sellers will terminate the hedging agreements set forth on Section 2.15 of the Disclosure Schedule and any other similar agreements entered into in connection with the Business prior to Closing (collectively, the “Hedge Contracts”). Upon receipt from GE of the trade confirmations with respect to the Hedge Contracts, (a) the Buyer will pay within five (5) Business Days to GE the amount of any net loss suffered with respect to such Hedge Contracts in the aggregate or (b) the Buyer will be entitled to a cash payment from GE equal to the amount of any net gain recognized on the settlement of such Hedge Contracts in the aggregate, which will be paid by GE to the Buyer promptly following receipt of such payment by GE from the holders of the Hedge Contracts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GE

GE represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date, that, except as set forth in the Disclosure Schedule:

Section 3.01. Incorporation, Qualification and Authority of the Sellers. Each GE Entity is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party. Section 3.01 of the Disclosure Schedule sets forth each jurisdiction in which Altair U.S. and each Seller (in connection with the Business) is qualified to do business. Each GE Entity has the corporate power and authority to operate the Business as now conducted and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Altair U.S. Assets or the Transferred Assets, except for jurisdictions where the failure to be so qualified or in good standing has not or would not reasonably be expected to adversely affect the Business in any material respect. The execution and delivery by the GE Entities of this Agreement and the Ancillary Agreements to which they are parties and the consummation by the GE Entities of the transactions contemplated by, and the performance by the GE Entities of their obligations under, this Agreement and the Ancillary Agreements to which they are parties have been duly authorized by all requisite corporate action on the part of the GE Entities. This Agreement and the Tax Matters Agreement have been, and upon execution and delivery the other Ancillary Agreements to which they are parties will be, duly executed and delivered by the GE Entities, and (assuming due authorization, execution and delivery by the Buyer) this Agreement and the Tax Matters Agreement constitute, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of the GE Entities (as applicable), enforceable against the GE Entities (as applicable) in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02. Capitalization of Altair U.S. There are 1,000 shares of common stock, par value $1.00 per share of Altair U.S. authorized, 150 of which are issued and outstanding. There are no other authorized or outstanding shares of capital stock or other equity interests in Altair U.S. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive rights or rights of first refusal. There are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments of any kind relating to the capital stock or other equity interests of Altair U.S., or securities convertible into or exchangeable for capital stock or other equity interest in Altair U.S., or obligating Altair U.S. to issue or sell any shares of capital stock of, or any other equity interests in, Altair U.S. GE Energy Services UK is the sole record and beneficial owner of the Shares, free and clear of all Liens, except for any Liens arising out of, under or in connection with any Debt of GE or its Affiliates, which will be removed prior to Closing. Altair U.S. does not have any Subsidiaries and does not otherwise hold any direct or indirect equity or other similar interest in any Person or any right (contingent or otherwise) to acquire the same. There are no outstanding contractual obligations of Altair U.S. to repurchase, redeem or otherwise acquire any shares of its capital stock or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There is no Debt of Altair U.S. outstanding, nor has Altair U.S. guaranteed any Debt of any other Person.

Section 3.03. No Conflict. Except as set forth on Section 3.03 of the Disclosure Schedule, the execution, delivery and performance by the GE Entities (as applicable) of this Agreement and the Ancillary Agreements and the consummation by GE Entities (as applicable) of the transactions contemplated by this Agreement and the Ancillary Agreements, including the assignment of the Assumed Contracts to the Buyer, do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of any of the GE Entities, (b) conflict with or violate any Law or Governmental Order applicable to any of the GE Entities, the Altair U.S. Assets or the Transferred Assets, (c) (i) result in any material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the Altair U.S. Assets or Transferred Assets pursuant to, or (ii) or otherwise require any consent, approval, authorization or other action pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Altair U.S. is party or any of the other GE Entities is a party in connection with the Business or by which any Altair U.S. Asset or Transferred Asset is bound or affected.

Section 3.04. Consents and Approvals. The execution and delivery by the GE Entities (as applicable) of this Agreement and the Ancillary Agreements do not, and the performance by the GE Entities (as applicable) of, and the consummation by the GE Entities (as applicable) of the transactions contemplated by, this Agreement and the Ancillary Agreements will not, require any material consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except in connection, or in compliance with, the notification and waiting period requirements of the HSR Act and applicable filings or approvals (if any) under non-U.S. antitrust and competition laws.

Section 3.05. Financial Information; Absence of Undisclosed Liabilities.

(a) Section 3.05(a) of the Disclosure Schedule sets forth (i) the audited Special-Purpose Combined Statements of Net Assets for the GTI Business at December 31, 2012 and December 31, 2011, and the related Special-Purpose Combined Statements of Revenues and Expenses for the fiscal years then ended, (ii) the audited Special-Purpose Combined Statements of Net Assets for the Industrial Filtration and Membrane Businesses at December 31, 2012 and December 31, 2011 and the related Special-Purpose Combined Statements of Revenues and Expenses for the fiscal years then ended (together with (i), the “Financial Statements”), (iii) the unaudited reported statement of net assets for the combined Air Filtration business at September 30 2013 and the reported income statement for the nine (9) months then ended (together the “Interim Financial Statements”). The Financial Statements and the Interim Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Business at their respective dates and for the periods covered by such statements, and have been prepared consistently with past practices, except for the specific adjustments as described therein, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (including audit adjustments, if any) and the absence of footnote disclosure.

(b) To the Knowledge of the Sellers, no GE Entity nor any director, officer, employee, auditor, accountant or representative of any GE Entity, has, since January 1, 2012, received or has otherwise become aware of any material complaint, allegation, assertion or claim regarding improper or questionable accounting or auditing practices, procedures, methodologies or methods of the GE Entities with respect to the Business.

(c) There are no material liabilities or obligations (whether accrued, absolute, contingent or otherwise) that are Related to the Business except for (i) liabilities or obligations reflected or reserved against in the Reference Balance Sheet, (ii) those liabilities or obligations set forth in Section 3.05(c) of the Disclosure Schedule or arising pursuant to this Agreement, (iii) liabilities or obligations incurred in the ordinary course consistent with past practice since the date of the Reference Balance Sheet, and (iv) liabilities of the type not required to be provided for or reserved against in a balance sheet that has been prepared in accordance with GAAP.

Section 3.06. Absence of Certain Changes or Events. Except as set forth in Section 3.06 of the Disclosure Schedule, from December 31, 2012 to the date of this Agreement, (a) Altair U.S. and each Seller has conducted the Business in the ordinary course consistent with past practice, (b) none of Altair U.S., the Sellers or any of their respective Affiliates has taken any action which, if taken after the date of this Agreement, would require the consent of the Buyer pursuant to Section 5.01, and (c) there has not occurred any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would materially impair or delay the ability of any GE Entity (as applicable) to consummate the transactions contemplated by, or to perform its respective obligations under, this Agreement and the Ancillary Agreements.

Section 3.07. Absence of Litigation.

(a) Except as set forth in Section 3.07(a) of the Disclosure Schedule, there are no actions, suits or arbitrations pending or, to the Knowledge of the Sellers, any material Action threatened (i)(A) against Altair U.S. at all or (B) against any Seller or any of their respective Affiliates that relate to, or may materially affect, the Business, the Altair U.S. Assets, the Transferred Assets or the Assumed Liabilities; or (ii) that challenge, or that may have the effect of preventing, impairing or delaying the ability of any GE Entity (as applicable) to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement and the Ancillary Agreements. Except as set forth in Section 3.07(a) of the Disclosure Schedule, since January 1, 2011, there have not been any Governmental Orders rendered against, or any settlements effected by, Altair U.S., any Seller or any of their respective Affiliates in connection with Actions brought by or against Altair U.S., any Seller or any of their respective Affiliates in connection with the Business or any Altair U.S. Assets or Transferred Assets.

(b) There are no Governmental Orders outstanding or, to the Knowledge of the Sellers, threatened against (i)(A) Altair U.S. at all or (B) any Seller or any of their respective Affiliates that relate to, or may materially affect, the Business, the Altair U.S. Assets, the Transferred Assets or the Assumed Liabilities; or (ii) that challenge, or that may have the effect of preventing, impairing or delaying the ability of any GE Entity (as applicable) to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement and the Ancillary Agreements.

Section 3.08. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.12), (a) each of Altair U.S., the Sellers and their respective Affiliates (with respect to the conduct of the Business) is, and at all times since January 1, 2011, has been, in compliance in all material respects with all Laws or Governmental Orders applicable to the conduct and operation of the Business by it or by which any Altair U.S. Asset or Transferred Asset is bound or affected and (b) none of Altair U.S., the Sellers or any of their respective Affiliates has received, at any time since January 1, 2011, any written notice or, to the Knowledge of the Sellers, other communication from any Governmental Authority regarding any actual, alleged or potential material violation of or material failure to comply with any Laws or Governmental Orders in connection with the Business or any Altair U.S. Assets or Transferred Assets.

Section 3.09. Governmental Licenses and Permits. Excluding the Environmental Permits (which are covered in Section 3.12), Altair U.S. and the Sellers and their respective Affiliates hold all requisite material Governmental Authorizations Related to the Business and a true and complete list of such Governmental Authorizations is set forth in Section 3.09 of the Disclosure Schedule. Each such material Governmental Authorization is valid and in full force and effect. Altair U.S. and the Sellers are, and at all times since January 1, 2011, have been, in compliance in all material respects with each such material Governmental Authorization. None of Altair U.S., the Sellers or any of their respective Affiliates has received, at any time since January 1, 2011, any written notice or, to the Knowledge of the Sellers, other communication from any Governmental Authority regarding (i) any actual, alleged or potential material violation of or material failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or material modification to, any such Governmental Authorization.

Section 3.10. Assets.

(a) Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Altair U.S. Assets and the Transferred Assets will, assuming the receipt of all consents necessary to assign the Assumed Contracts to Buyer and taking into account the services to be performed under the Transition Services Agreement and all Ancillary Agreements and Third Party Rights to be provided pursuant to Section 2.03, constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the Business in the manner currently operated by Altair U.S. and the Sellers.

(b) Altair U.S. and the Sellers own good and valid title to, or a valid and enforceable right to use under a Contract, all of the Altair U.S. Assets and Transferred Assets, free and clear of all Liens except for Permitted Liens. This representation does not apply to the Owned Real Property.

Section 3.11. Intellectual Property.

(a) The Business Owned Intellectual Property, the Business Owned Technology, the Third Party Rights, the rights to be conveyed pursuant to the Assumed Contracts, the rights to be conveyed pursuant to the Intellectual Property Cross License Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement constitute all Intellectual Property in Use by, or necessary to the operation of, the Business as currently conducted, except for the GE Names and Marks and assuming receipt of relevant consents, approvals and authorizations relating to the matters set forth in Section 3.03 and Section 3.04 of the Disclosure Schedule. The Sellers and Altair U.S. (i) exclusively own and possess all right, title, and interest in and to all Business Owned Intellectual Property and Business Owned Technology, free and clear of all Liens, except for Permitted Liens, and (ii) have the right to use, pursuant to a valid and enforceable agreement, all Business Licensed Intellectual Property and Business Licensed Technology. The registered and/or patented items of the Business Owned Intellectual Property are valid, enforceable and subsisting. The Sellers and Altair U.S. have taken commercially reasonable actions to maintain the confidentiality of the confidential information and trade secrets comprising Business Owned Intellectual Property and Business Owned Technology. All current employees and, to the Knowledge of the Sellers, all former employees of the Sellers or Altair U.S. or their respective Affiliates who have participated in any material respect in the invention, development, modification, and/or improvement of any of the Business Intellectual Property or Business Technology that is material to the Business have executed and delivered to the Sellers and/or Altair U.S. or their respective Affiliates, a written agreement (A) providing for an obligation of confidentiality by such Person to maintain in confidence any trade secrets or other confidential information Related to the Business; and (B) providing for the assignment (by way of a present grant of assignment) by such Person to the Sellers and/or Altair U.S. or GE or their respective Affiliates of any Intellectual Property arising out of such employee’s employment by, engagement by or contract with the Sellers or Altair U.S. or their respective Affiliates.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, to the Knowledge of the Sellers, no Person is engaging in any activity that infringes in any material respect upon the Business Owned Intellectual Property or Business Owned Technology.

(c) Neither Altair U.S. nor any Seller or any of their respective Affiliates has, since January 1, 2008, violated, misappropriated or infringed, or is violating, misappropriating, or infringing, any Intellectual Property of any other Person in connection with the operation or conduct of the Business. Except as set forth in Section 3.11(c) of the Disclosure Schedule, (i) there are no actions, suits or arbitrations pending or, to the Knowledge of the Sellers, any material Action threatened, against the Sellers, Altair U.S. or any of their respective Affiliates, and (ii) none of the Sellers, Altair U.S. or any of their respective Affiliates has received any written claim or notice from any Person, since January 1, 2008 (A) alleging that, in case of either clauses (i) or (ii), the operation of the Business by any of the Sellers, Altair U.S. or any of their respective Affiliates and/or any Business Owned Intellectual Property, Business Owned Technology, Business Licensed Technology or Business Licensed Intellectual Property violates, infringes or misappropriates (including cease and desist letters regarding) any Intellectual Property of a third party, or (B) of any litigation, opposition, cancellation, objection, or adverse claim concerning the ownership, validity, registrability, or enforceability of any Business Owned Intellectual Property or Business Owned Technology (other than United States Patent and Trademark Office and foreign intellectual property office actions issued in the ordinary course of prosecution of Registrable IP).

(d) Section 3.11(d) of the Disclosure Schedule sets forth a true and complete list of all Registrable IP that is Business Owned Intellectual Property (excluding material unregistered trademarks and service marks), and the Registrable IP set forth on Section 3.11(d) of the Disclosure Schedule (together with material unregistered trademarks and service marks)is all the Registrable IP that is owned by the any of the Sellers or Altair U.S. or their respective Affiliates and Related to the Business as currently conducted. All Registrable IP identified on Section 3.11(d) of the Disclosure Schedule: (i) is in full force and effect; (ii) has not lapsed, expired or been abandoned or withdrawn; and (iii) to the Knowledge of the Sellers, is not the subject of any Action, proceeding or opposition filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Authority anywhere in the world (other than United States Patent and Trademark Office and foreign intellectual property office actions issued in the ordinary course of prosecution of Registrable IP).

(e) Section 3.11(e) of the Disclosure Schedule sets forth a true and complete list of all material Business Owned Software and other material Software licensed by Altair U.S., Sellers and their Affiliates in the conduct of the Business as currently conducted.

(f) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment or assignment by operation of law or otherwise of any Assumed Contract, will result in the Buyer, the Sellers, or Altair U.S.: (i) granting to any third party any right to or with respect to any material Business Intellectual Property or material Business Technology; or (ii) being obligated, as of the date immediately after the Closing Date, to pay any royalties or other amounts to any Person in excess of those payable by the Sellers or Altair U.S. immediately prior to the Closing Date. To the Knowledge of the Sellers, there is no threatened or reasonably foreseeable loss or expiration of any material Business Owned Intellectual Property or material Business Owned Technology, other than natural expirations of any patent or other Registered Intellectual Property.

Section 3.12. Environmental Matters. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a) Each of Altair U.S., the Sellers and their respective Affiliates are operating, and at all times since January 1, 2011 have operated, the Business, the Transferred Assets, and the Real Property in compliance in all material respects with all applicable Environmental Laws;

(b) Altair U.S. or the Sellers have obtained and are, and at all times since January 1, 2011 have been, in compliance in all material respects with all Environmental Permits that are material to the operation of the Real Property, the Transferred Assets, and the Business as conducted as of the Closing, and to the Knowledge of the Sellers all such Environmental Permits are current and in full force and effect;

(c) There are no pending or, to the Knowledge of the Sellers, threatened Actions against Altair U.S. or any of the Sellers or their respective Affiliates alleging or asserting any violation of Environmental Law or any obligation to investigate, remove, encapsulate or remediate Hazardous Substances at any of the Real Property, the Transferred Assets, and/or relating to the Business or any third-party site to which Hazardous Substances were sent by the Business, any of the Sellers, and/or Altair U.S. from any of the Real Properties for treatment, storage or disposal;

(d) None of the Owned Real Property is subject to any Lien in favor of any Governmental Authority or any other party for (i) liability under any Environmental Laws or (ii) costs incurred by a Governmental Authority or any other party in response to a Release or threatened Release of a Hazardous Substance into the environment;

(e) Neither Altair U.S., any of the Sellers, their respective Affiliates nor, to the Knowledge of the Sellers, any other Person for whose conduct Altair U.S. or a Seller is responsible, has received, at any time since January 1, 2011, any citation, directive, inquiry, notice, Governmental Order, summons, warning, request for information, or other written communication that relates to (i) Hazardous Substances, (ii) any alleged, actual, or potential material violation of or material failure to comply with any Environmental Laws, or (iii) any alleged, actual, or potential material obligation to undertake or bear the costs, damages, expenses, liabilities, obligations, or other responsibilities relating to any Environmental Laws, in each case with respect to the Business, the Transferred Assets or any properties or assets (whether real, personal or mixed) in which Altair U.S. or any of the Sellers (or any predecessor thereof) has or had an interest, or with respect to any property or facility to which Hazardous Substances generated, manufactured, refined, transferred, imported, used or processed by Altair U.S., any of the Sellers or their respective Affiliates, or any other Person for whose conduct Altair U.S. or any of the Sellers is responsible have been transported, treated, stored, handled, transferred, disposed, recycled or received;

(f) To the Knowledge of the Sellers, no aboveground or underground storage tanks, landfills, dumps or disposal areas are present or, since January 1, 2011, have been present, on any portion of the Real Property;

(g) To the Knowledge of the Sellers, there has been no Release or threat of Release of any Hazardous Substances at or from any of the Real Property or Transferred Assets;

(h) Neither Altair U.S. nor any of the Sellers is subject to any pending agreement to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Laws, including any obligation for investigation or clean-up of Hazardous Substances;

(i) The Sellers have made available to Buyer on the Data Site true and complete copies and results of any investigations, assessments, reports, studies, analyses, Environmental Permits, tests or monitoring possessed or initiated by Altair U.S. or any Seller or the respective Affiliates thereof since January 1, 2011 pertaining to Hazardous Substances or the potential Release thereof at, in, on or under the Transferred Assets or any of the Real Property, or concerning Environmental Laws, Environmental Permits, or the presence or alleged presence of Hazardous Substances, in each case, related to the Business or the Transferred Assets; and

(j) Notwithstanding anything in this Agreement to the contrary, the only representations and warranties in this Agreement concerning environmental matters are set forth in this Section 3.12.

Section 3.13. Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each Contract Related to the Business to which Altair U.S. or a Seller or any of their respective Affiliates is a party or by or to which any of the Transferred Assets or Altair U.S. Assets is bound or subject and which:

(i) involves aggregate payments by or to the Business, or otherwise anticipated to involve aggregate payments following the Closing by or to the Business, of at least $500,000 during any twelve-month period (other than a Contract with a customer or supplier),

(ii) has as a counterparty an Independent Third Party for purposes of providing Business products and/or services to the Business or soliciting or promoting sales of products and/or services in specific territories on behalf of the Business,

(iii) involves the sale of any assets, or the acquisition of any assets of any Person by any Seller or Altair U.S., in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding,

(iv) (A) contains covenants that in any way purport to limit the ability of the Sellers relating to the Business or Altair U.S. to engage in any line of business or to compete with any Person, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging, or (B) contains material “most favored nations” or similar pricing provisions,

(v) has as a counterparty any Governmental Authority (other than a customer Contract),

(vi) is a Business IP and Technology Agreement that is material to the Business;

(vii) constitutes a note, indenture, loan agreement, credit agreement, security agreement, financing agreement or other evidence of Debt relating to the borrowing of money by Altair U.S., or any guarantee made by Altair U.S. in favor of any Person guaranteeing the obligations of such Person, or any letter of credit issued for the account of Altair U.S. or any Seller,

(viii) grants a Lien (other than a Permitted Lien) upon any Altair U.S. Asset or Transferred Asset,

(ix) was entered into in connection with the settlement or other resolution of any Action pursuant to which Altair U.S. or any Seller has any ongoing performance obligations,

(x) is a joint venture, consortium or partnership agreement or other similar agreement providing for co-investment or the sharing of any profits or losses,

(xi) is a collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees,

(xii) is a contract with a Material Business Customer or a Material Business Supplier,

(xiii) is a Real Property Lease, or

(xiv) is otherwise material to the Business, taken as a whole, as reasonably determined by Sellers (collectively, “Material Contracts”).

(b) Each Material Contract is a legal, valid and binding obligation of Altair U.S. or a Seller, as the case may be, and, to the Knowledge of the Sellers, each other party to such Material Contract, and is enforceable against Altair U.S. or one of the Sellers, as the case may be, and, to the Knowledge of the Sellers, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). Neither Altair U.S. nor any Seller or, to the Knowledge of the Sellers, any other party to a Material Contract is in material default or material breach of or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Sellers, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). Since January 1, 2013, none of the Sellers or their respective Affiliates has given to, or received from, any other party to any Material Contract, any written notice or communication regarding any actual or alleged material breach of or default under any Material Contract by Altair U.S. or a Seller, or any other party to such Material Contract. True and complete copies of each Material Contract has been made available to Buyer on the Data Site.

Section 3.14. Material Business Suppliers and Customers.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a list of each Material Business Customer and the amount of sales by the Business to each Material Business Customer for (i) the twelve month period ended December 31, 2012, and (ii) the six month period ended June 30, 2013.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a list of each Material Business Supplier and the amounts of purchases by the Business from each such Material Business Supplier for (i) the twelve month period ended December 31, 2012, and (ii) the six month period ended June 30, 2013.

(c) Since January 1, 2012, except as set forth on Section 3.14(c) of the Disclosure Schedule, no Material Business Customer or Material Business Supplier has provided Altair U.S., any Seller or any of their respective Affiliates with any written communication terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future the relationship or the amount of business between the Business and any such Material Business Customer or Material Business Supplier.

Section 3.15. Employment and Employee Benefits Matters.

(a) Section 3.15(a) of the Disclosure Schedule sets forth the SSO number and names of each Business Employee and Inactive Business Employee as of the date hereof.

(b) Section 3.15(b) of the Disclosure Schedule sets forth a list of (i) all employee benefit plans (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock purchase, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance, retention arrangements that (x) are payable to any Key Employee (after the Closing) or (y) would constitute an Assumed Liability, change in control pay, or other benefit plans, programs or arrangements, that are maintained by, contributed to, required to be contributed to or sponsored by the Sellers or their respective Affiliates for the benefit of any current or former employee (and/or their dependents or beneficiaries) of Altair U.S. or the Business, or with respect to which Altair U.S. or the Business otherwise has any liabilities or obligations and (ii) all individual employment, retention, termination, severance or other similar contracts or agreements pursuant to which Altair U.S. or the Sellers or their respective Affiliates currently has any obligation with respect to any employee of Altair U.S. or the Business employed in its United States operations (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above are hereinafter referred to as the “Employee Plans”). Section 3.15(b) of the Disclosure Schedule provides whether each Employee Plan is a U.S. Business Plan or an International Business Plan. Each material Employee Plan and each U.S. Employee Plan is in writing and the Sellers have previously informed the Buyer of the material terms and conditions thereof. Notwithstanding the foregoing, Section 3.15(b) of the Disclosure Schedule does not set forth those specific individual retention agreements with any employee of the Business in its United States operations that do not give rise to any Assumed Liabilities.

(c) None of the Employee Plans is (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which Altair U.S. or the Sellers would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, (ii) a multiple employer plan as defined in Section 413(c) of the Code, or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and none of the GE Entities has sponsored, maintained, contributed to, or been required to contribute to any Employee Plan for the benefit of any current or former employee, independent contractor, consultant or director (and/or their dependents or beneficiaries) of Altair U.S. or the Business described in clauses (i), (ii), or (iii) above within the last six (6) years. None of the Employee Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment with respect to any current or former employee, independent contractor, consultant or director (and/or their dependents or beneficiaries) of Altair U.S. or the Business, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(d) Each Employee Plan maintained exclusively or primarily for Business Employees (other than retention agreements and existing retention-related liabilities under offer letters) who are employed in the United States (a “U.S. Business Plan”) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of the Sellers, no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification. Each International Business Plan that is intended to qualify for tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-preferential treatment.

(e) With respect to each U.S. Business Plan, neither Altair U.S. nor any of the Sellers is liable for any material Tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such material Tax liability. None of Altair U.S. or the Sellers or their respective Affiliates has incurred any material liability under or arising out of Title IV of ERISA, and no fact or event exists that would reasonably be expected to result in such a liability. None of the Altair U.S. Assets or the Transferred Assets is the subject of any Lien arising under Section 303(k) of ERISA or Section 430(k) of the Code and none of Altair U.S. or the Sellers or their respective Affiliates has been required to post any security under Section 206(g)(5) of ERISA or Section 436(f) of the Code with respect to any Employee Plan, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(f) Each Employee Plan and any similar employee benefit arrangement covering individuals who are employed by Altair U.S. or the Business, including, but not limited to, individuals who are assigned to operations based outside of the United States, is now and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, in the case of United States plans, ERISA and the Code. Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in written compliance and has been operated in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code and any subsequent guidance relating thereto.

(g) Except as set forth on Section 3.15(g) of the Disclosure Schedule, there are no material controversies pending or, to the Knowledge of the Sellers, threatened in connection with any Employee Plan or any labor or employment matter in connection with the Business. No examination, voluntary correction proceeding or audit: (i) of any Employee Plan, or (ii) relating to any labor or employment matter in connection with the Business, by any Governmental Authority is currently in progress or, to the Knowledge of the Sellers, threatened. Altair U.S. is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the IRS or the Department of Labor with respect to any Employee Plan.

(h) Except as set forth on Section 3.15(h) of the Disclosure Schedule, none of Altair U.S. or Sellers is a party to any collective bargaining agreement or other labor union contract applicable to persons who are employees of the Business and no such agreement or contract is being negotiated. Except as set forth on Section 3.15(h) of the Disclosure Schedule, there is no strike, material work stoppage or other material labor dispute pending, or to the Knowledge of the Sellers, threatened with respect to the Business. Except as set forth in Section 3.15(h) of the Disclosure Schedule, there is no union, works council, employee committee or representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement Altair U.S. and each Seller is in compliance with, and since January 1, 2011 has been, in compliance with, in all material respects, all applicable Laws and its own policies relating to labor and employment matters with respect to the Business. Since January 1, 2011, none of Altair U.S. or Sellers has implemented a plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local Law, and no such action will be implemented prior to the Closing with respect to the Business.

(i) Except as set forth on Section 3.15(i) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Plan, or (ii) otherwise entitle any current or former director or employee of Altair U.S. or the Sellers to severance pay, other than statutory severance, or any other payment, in any such case described in (i) or (ii) hereof, in the event that any liability with respect thereto will constitute an Assumed Liability.

(j) To the Knowledge of the Sellers, no Business Employee (other than one employee of Altair UK who transferred from GE Healthcare in September 2007) has been the subject of a prior transfer of employment pursuant to TUPE where immediately before the relevant transfer such employee was a member of a defined benefit occupational pension plan, where the early retirement terms applicable to active members of such plan as of right are more favorable than the early retirement terms applicable to deferred pensioners.

(k) No Business Employee employed in the United Kingdom who immediately prior to Closing is accruing benefits under either the GE Pension Plan or the GE Supplemental Pension Plan has a right under the rules of such plan to elect to take an immediate early retirement pension without the payment of such early retirement pension being subject to the consent of either their employer or the principal employer for the purposes of such plan and the consent of the plan trustees, and GE, the Sellers and their respective Affiliates have not previously consented and in the future will not consent to early retirement pensions with respect to any participants in such pension plans in a manner that would require any party after the Closing Date to grant consent to or provide early retirement pensions with respect to accrued benefits of Relevant Employees under such pension plans.

Section 3.16. Brokers . Except for Credit Suisse Securities (USA), LLC (the “GE Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the sale of the Business or the consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of the GE Entities or their Affiliates or Representatives. The GE Entities or their Affiliates (excluding Altair U.S.) are solely responsible for the investment advisory fees and expenses of the GE Banker.

Section 3.17. Real Property.

(a) Section 3.17(a) of the Disclosure Schedule sets forth (i) the street address and tax parcel identification number of each parcel of real property in which Altair U.S. or any of the Sellers or their respective Affiliates in connection with the Business holds an ownership interest and (ii) a list of all real property leases under which Altair U.S. or any of the Sellers or their respective Affiliates in connection with the Business leases real property as a lessee or sublessee (the “Real Property Leases”) and the street address of such property. Neither Altair U.S. nor any Seller is bound by any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Owned Real Property. Altair U.S. and the Sellers, as the case may be, enjoy peaceful and undisturbed possession of the Real Property.

(b) Altair U.S. and the Sellers, as the case may be, own good and marketable title (such representation with respect to title, the “Title Rep”) to the Owned Real Property, and hold a valid leasehold interest in the Leased Real Property, in each case, free and clear of any Liens other than Permitted Liens. The Title Rep will terminate and be of no force and effect with respect to any parcel of Owned Real Property covered by the Title Insurance except to the extent that the Title Insurance with respect to such parcel reflects title exceptions not reflected in the title exceptions set forth in the title insurance policies with respect to such parcel of Owned Real Property made available in the Data Site.

(c) To the Knowledge of the Sellers, there are no pending or threatened eminent domain, condemnation, zoning or other Actions affecting the Real Property that would result in the taking of all or any part of the Real Property or that would prevent or hinder in any material respect the continued use of the Real Property as currently used in the conduct of the Business.

(d) The Sellers have delivered to the Buyer copies of all deeds or leases, as the case may be, existing title insurance policies, surveys, appraisals, specifications and plans of or pertaining to each parcel of Real Property that are in the possession of the Sellers.

Section 3.18. Taxes.

(a) The GE Entities have filed all material Tax Returns required to be filed (taking into account requests for extensions to file such returns) by Altair U.S. or with respect to the Business or the Transferred Assets, and have paid all material Taxes due and owing with respect to such Tax Returns or have established an adequate reserve for such Taxes on the Financial Statements. All such Tax Returns of Altair U.S. were true, correct, and complete in all material respects. Altair U.S. is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past three (3) years by an authority in a jurisdiction where Altair U.S. does not file Tax Returns that Altair U.S. is or may be subject to taxation by that jurisdiction.

(b) No material deficiencies for any Taxes with respect to Altair U.S., the Business or the Transferred Assets have been proposed, asserted or assessed in writing against the GE Entities that are still pending and there are no current material disputes with any taxing authority.

(c) No material issue has been raised in any current examination by any taxing authority of a Tax Return filed by the GE Entities with respect to Altair U.S., the Business or the Transferred Assets.

(d) The GE Entities have complied in all material respects with their respective withholding obligations for all Taxes required to have been withheld and paid with respect to the Business in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) There are no Liens for Taxes (other than Permitted Liens) on the Shares or on the Transferred Assets.

(f) No withholding under Section 1445 of the Code is required in connection with the transactions described in this Agreement.

(g) Section 3.18(g) of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to Altair U.S. for taxable periods ended on or after December 31, 2012, and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Altair U.S. has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) Altair U.S. will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date;

(iv) prepaid amount received on or prior to the Closing Date; or

(v) election under Code §108(i).

(i) Within the past three (3) years, Altair U.S. has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(j) Altair U.S. neither is nor has been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

Section 3.19. Affiliate and Intercompany Arrangements . Section 3.19 of the Disclosure Schedule lists and provides a brief description of all material arrangements, understandings and Contracts between or among Altair U.S., any Seller or any Affiliate thereof, on behalf of the Business, or the Business itself, on the one hand, and (x) Altair U.S., any Seller or any Affiliate thereof or (y) any Business employee in an executive band position or above (other than employee compensation in the ordinary course of business consistent with past practices) or member of the immediate family thereof, on the other hand, that, in any such case, are in effect or have been in effect at any time since January 1, 2012.

Section 3.20. Questionable Payments and Trade Regulation.

(a) Neither Altair U.S. nor any Seller or any director, officer or employee or, to the Knowledge of the Sellers, any agent (including any Independent Third Party) or any other Person associated with or acting for or on behalf of Altair U.S. or any Seller or their respective Affiliates in connection with the operation of the Business has offered or provided any contribution, gift, bribe, rebate, payoff, influence payment, kickback, other payment, or anything of value regardless of form, including, without limitation, money, property, or services, to any Person, in violation of the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act of 2010, as amended (i) to obtain favorable treatment in securing or retaining business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business.

(b) Neither Altair U.S. nor any Seller or any director, officer or employee or, to the Knowledge of the Sellers, any agent (including any Independent Third Party) or any other Person associated with or acting for or on behalf of Altair U.S. or any Seller or their respective Affiliates in connection with the operation of the Business has offered or provided any contribution, gift, bribe, rebate, payoff, influence payment, kickback, other payment, or anything of value regardless of form, including, without limitation, money, property, or services, to any Person, with corrupt intent or in violation of any Law (including the Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, but excluding the Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010, which are being addressed as provided in Section 3.20(a) above) (i) to obtain favorable treatment in securing or retaining business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business. Neither Altair U.S. nor any Seller or the respective Affiliates thereof in connection with the Business have engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Cuba, Iran, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.

Section 3.21. Products; Product Warranties.

(a) No product manufactured, sold or delivered by Altair U.S. or any Seller in connection with the Business is subject to any guaranty (other than any guaranty implied under Law), warranty or other indemnity beyond the standard form(s) of warranty provided by Altair U.S. or the Sellers in connection with the sale of any of their products, copies of which form(s) of warranty have been made available to Buyer on the Data Site. Except as set forth Section 3.21(a) of the Disclosure Schedule, there are no asserted material claims relating to, and, to the Knowledge of the Sellers, neither Altair U.S. nor any Seller has any material liabilities or obligations in respect of (after giving effect to any reserves set forth in the balance sheet included in the Interim Financial Statements as adjusted for the passage of time from the date of the Interim Financial Statements through the Closing Date in accordance with the past custom and practice of Altair U.S. and the Sellers in connection with the Business), any products manufactured, sold or delivered by Altair U.S. or any Seller in connection with the Business, including the replacement or repair of such products, defective products, breaches of warranty relating to such products, or alleged over shipments of such products.

(b) All of the terms and conditions of each Material Systems Project are contained in the Project Documentation associated with such Project, and, except as provided in such Project Documentation, there are no additional agreements or understandings with any Material Systems Project customer that, in exchange for such customer’s business in connection with the Project, would require the Business to provide additional goods, services, future discounts or other benefits to such customer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to GE as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01. Incorporation and Authority of the Buyer and the Buying Affiliates. The Buyer and each Buying Affiliate is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and each Buying Affiliate, the consummation by the Buyer and the Buying Affiliates of the transactions contemplated by, and the performance by the Buyer and each Buying Affiliate of its obligations under, this Agreement and the Ancillary Agreements have been duly authorized by all requisite corporate action on the part of the Buyer and each Buying Affiliate. This Agreement and the Tax Matters Agreement have been, and upon execution and delivery the other Ancillary Agreements will be, duly executed and delivered by the Buyer and each applicable Buying Affiliate, and (assuming due authorization, execution and delivery by the Sellers) this Agreement and the Tax Matters Agreement constitute, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of the Buyer and each applicable Buying Affiliate enforceable against the Buyer and each applicable Buying Affiliate in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02. Qualification of the Buyer and each Buying Affiliate. The Buyer and each Buying Affiliate has the corporate or other appropriate power and authority to operate its business as now conducted. The Buyer is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.03. No Conflict. The execution, delivery and performance by the Buyer and the Buying Affiliates of, and the consummation by the Buyer and the Buying Affiliates of the transactions contemplated by, this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Buyer or any Buying Affiliate, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or any Buying Affiliate or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Buyer or any Buying Affiliate pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.04. Consents and Approvals. The execution and delivery by the Buyer and the Buying Affiliates of this Agreement and the Ancillary Agreements do not, and the performance by the Buyer and the Buying Affiliates of, and the consummation by the Buyer and the Buying Affiliates of the transactions contemplated by, this Agreement and the Ancillary Agreements will not, require any material consent, approval, authorization or other action by the Buyer or the Buying Affiliates, or any material filing with or notification by the Buyer or the Buying Affiliates to, any Governmental Authority, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and any applicable filings or approvals under non-U.S. antitrust and competition laws and (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05. Absence of Litigation and Governmental Orders. No Action or Governmental Order is pending or, to the Knowledge of the Buyer, threatened that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.06. Securities Matters. The Shares are being acquired by the Buyer for its own account and without a view to any distribution of the Shares within the meaning of Section 2(a)(11) of the Securities Act. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Buyer understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act.

Section 4.07. Financial Ability. The Buyer has, and will have at the Closing, the financial ability to consummate the transactions contemplated by this Agreement.

Section 4.08. Brokers. Except for XMS Capital Partners, LLC (the “Buyer’s Bank”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any Buying Affiliate. The Buyer is solely responsible for the fees and expenses of the Buyer’s Banker.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement and the Ancillary Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers will, and will cause the other GE Entities and their respective Affiliates to, (a) conduct the Business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact their business organizations, keep available the services of managers and other key employees of the Business and preserve the relationships with the customers, distributors, resellers, independent sales agents and others having significant business relationships with the Business and (c) not do any of the following (except to the extent not Related to the Business for all GE Entities and their Affiliates other than Altair U.S.):

(i) permit any Lien (other than a Permitted Lien) on any Altair U.S. Asset or Transferred Asset (whether tangible or intangible);

(ii) acquire assets outside of the ordinary course of business consistent with past practice, including the acquisition (whether by merger, consolidation, acquisition of equity interests or assets or otherwise) of any business or any corporation, partnership or other business organization or division;

(iii) incur, assume or guarantee any Debt, or make any loans, advances or capital contributions to, or investments in, any other Person, in each case, other than pursuant to (A) intercompany borrowing arrangements that will be repaid in full and terminated at Closing in accordance with the terms of this Agreement, or (B) currency hedging transactions entered into in the ordinary course of business consistent with past practice;

(iv) (A) amend the organizational documents of Altair U.S. or (B) issue or sell any additional shares of, or other equity or ownership interests in, Altair U.S., or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire shares of, or other equity or ownership interests or securities in Altair U.S.;

(v) sell, transfer, lease, sublease or otherwise dispose of any Altair U.S. Assets or Transferred Assets other than in the ordinary course of business consistent with past practice; provided, however, that in no event will Seller and its Affiliates be permitted to dispose of (whether or not in the ordinary course of business) non-current assets having an aggregate value of at least $250,000 (excluding dispositions of obsolete equipment consistent with past practice);

(vi) in any material respect, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension, severance pay or other benefits payable to any employee of Altair U.S. or the Business, including any increase or change pursuant to any Employee Plan or (B) establish, accelerate, or increase or promise to accelerate or increase any benefits under any Employee Plan or employment agreement, in either case except as required by Law or any contract or involving ordinary course increases, including any changes to pension or other benefits that are applicable to the other covered employees of the Business and GE generally;

(vii) make any material change in any method of accounting or accounting practice, policy or procedure used by the Business except as required by applicable Law or GAAP;

(viii) cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than $250,000 or outside of the ordinary course of business consistent with past practice;

(ix) commence, compromise or settle any Action, except for any compromise or settlement of any such Action that constitutes Excluded Litigation;

(x) make any change in any material respect with respect to the accounts payable or accounts receivable terms, systems or policies in connection with the Business; or

(xi) enter into any legally binding commitment, whether oral or written, to do any of the foregoing.

        Section 5.02. Access to Information.

(a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege), the Sellers shall, and shall cause their respective Affiliates and Representatives to (i) afford the Representatives of the Buyer and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Business and (ii) furnish to the Representatives of the Buyer such additional financial and operating data and other information regarding the Business as the Buyer may from time to time reasonably request for the purpose of preparing to operate the Business following the Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Sellers or any of their Affiliates; and provided, further, that the auditors and accountants of the Sellers or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Sellers, the Buyer shall enter into a customary joint defense agreement with the Sellers and such of their Affiliates as they request with respect to any information to be provided to the Buyer pursuant to this Section 5.02(a). Without limiting the foregoing, the Buyer shall not conduct, without the prior written consent of the Sellers, any environmental investigation at any property affiliated with any Seller, any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Transferred Assets or the Business. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Sellers, which may be withheld for any reason, neither the Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of any GE Entity or their Affiliates; provided, however that Buyer may contact employees of the Business with the written consent of GE (which consent may be provided by email) and in consultation with GE.

(b) Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be required, prior to the Closing, to disclose, or cause the disclosure of, to the Buyer or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Sellers or any of their Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes, Software or patent, trademark, tradename, service mark or copyright applications or product development, or pricing and marketing plans, but only in any such case to the extent that such information would (x) be likely to result in the loss of any attorney-client privilege of the GE Entities except to the extent that such privilege may be preserved by entering into a common interest or similar agreement for the purpose of preserving such privilege, or (y) contravene or violate any Law, (any such restricted information, the “Restricted Information”), nor shall the Sellers be required to permit or cause others to permit the Buyer or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Sellers or any of their Affiliates any documents, drawings or other materials that might reveal any such Restricted Information.

Section 5.03. Preservation of Books and Records. From and after the Closing, the Sellers and the Buyer agree that each of them shall preserve and keep, or cause to be preserved and kept, all pre-Closing books and records (collectively, “Records”) held by them or their Affiliates relating to the Business for the longer of any applicable statute of limitations and a period of six (6) years from the Closing Date. During such six-year or longer period, Representatives of the Sellers or the Buyer shall, upon reasonable notice, have access (except to the extent such access would (x) be likely to result in the loss of any attorney-client privilege of the disclosing party, except to the extent that such privilege may be preserved by entering into a common interest or similar agreement for the purposes of preserving such privilege, or (y) contravene or violate any Law), during regular business hours, at the sole cost of the requesting party, to examine, inspect and copy such Records in connection with (i) the preparation of Tax Returns or responding to or disputing any Tax inquiry, audit or assessment, (ii) preparing required reports to Governmental Authorities (including the U.S. Securities and Exchange Commission (“SEC”)), (iii) any Action to which the requesting party or its Affiliates are parties or (iv) the requirements of any Law applicable to the requesting party or its Affiliates. In addition, upon the request of the Buyer, the Sellers shall promptly provide (except to the extent such access would result in the loss of any attorney-client privilege of the Sellers or their Affiliates based on the written opinion of outside counsel, which privilege cannot be cured by entering into a common interest agreement or similar agreement) to Buyer copies of the Privileged Validity Materials, and the Buyer and Sellers shall execute a common interest agreement or similar agreement in connection therewith in form reasonably acceptable to the Buyer and the Sellers. The requesting party shall return or destroy, as may be requested by the other party, all copies of such Records as soon as such Records are no longer needed in connection with the circumstances described in the immediately preceding sentence. If so requested by any party, the Sellers, the Buyer or their Affiliates, as applicable, shall enter into a customary joint defense agreement with the other party and their Affiliates with respect to any information to be provided pursuant to this Section 5.03.

Section 5.04. Confidentiality.

(a) The terms of the letter agreement dated June 7, 2012 (the “Confidentiality Agreement”) between the Buyer and GE are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate; provided, however, that the Buyer’s confidentiality obligations thereunder will continue in effect with respect to (and only with respect to) that portion of the Evaluation Material (as defined in the Confidentiality Agreement) that is not included in the Transferred Assets in accordance with the terms set forth therein; provided, further, that nothing contained herein or the Confidentiality Agreement will prohibit the Buyer or its Affiliates from disclosing any information to the extent required by applicable Law or legal process or in order for the Buyer or its Affiliates to comply with their legal, Tax and reporting obligations. If, for any reason, the sale of the Shares and the Transferred Assets is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) After the Closing (and, in the case of the CLC Information, after the date of this Agreement), except to the extent required by applicable Law or legal process or in order for the Sellers and their Affiliates to comply with their legal, Tax and reporting obligations, the Sellers and their Affiliates shall not use, or disclose, disseminate or divulge to any third party, any Business/CLC Confidential Information (as defined below) (including any such Business/CLC Confidential Information disclosed or obtained pursuant to Sections 2.09 and 5.03); provided, however, that nothing contained in this Section 5.04(b) will restrict Seller or its Affiliates from using any Retained Business Confidential Information (as defined below) outside of any Covered Business during the Restrictive Covenant Period provided that Seller and its Affiliates do not otherwise violate the terms of Section 5.14 hereof. After the Closing, in the event that the Sellers or their Affiliates or their respective Representatives are requested pursuant to, or required by, applicable Law or legal process to disclose any such Business/CLC Confidential Information, the Sellers shall provide the Buyer prompt written notice of such request or requirement in order to enable the Buyer to seek an appropriate protective order or other remedy (and if the Buyer seeks such an order, the Sellers and their Affiliates will provide such cooperation as the Buyer shall reasonably request at the Buyer’s expense) and shall consult with the Buyer with respect to taking steps to resist or narrow the scope of such disclosure. For purposes of this Agreement, “Business/CLC Confidential Information” means all documentation, data and other information that (i) is related to Buyer or its Affiliates that has been provided by Buyer or its Affiliates to any Seller or any of their Affiliates in connection with the consummation of the transactions contemplated hereby (the information referenced in clause (i), “CLC Information”), (ii) is included in the Transferred Assets, (iii) is held by Altair U.S. and is not an Excluded Asset, or (iv) is not included in the Transferred Assets or held by Altair U.S. but otherwise relates to (but only to the extent that such documentation, data and other information relates to) the Business and has been provided by any GE Entity or its Affiliates to Buyer or its Affiliates in connection with the consummation of the transactions contemplated hereby (the information referenced in clause (iv), the “Retained Confidential Information”), whether any such documentation, data or other information is in oral, written or electronic form or retained in the memory of any recipient thereof and including any documentation prepared by any Seller or its Affiliates based on, containing or otherwise reflecting such documentation, data or other information; provided, however, that Business/CLC Confidential Information will not include any documentation, data or other information that is or becomes available to the public other than as a result of a breach by any Seller or its Affiliates of this Section 5.04(b) or the confidentiality obligations of Seller or its Affiliates set forth in any Ancillary Agreement or other document to be entered into at Closing.

(c) Nothing contained in this Section 5.04 will restrict the rights of the parties and their Affiliates under any Ancillary Agreement or any other agreement to be entered into at Closing. In addition, the confidentiality provisions set forth in the Cross License Agreement, Transitional Services Agreement, the Customer Agreement, and any other agreement to be entered into at Closing that includes a confidentiality provision will govern the subject matter of those agreements in accordance with the terms set forth therein, as applicable, in lieu of the confidentiality provisions set forth in this Agreement.

Section 5.05. Regulatory and Other Authorizations; Consents.

(a) Each of the Buyer and the Sellers shall use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Government Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur prior to the End Date (or sooner, if practicable), including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Business or the Transferred Assets and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of any of the Sellers, Altair U.S. or of the Business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing (any such actions of Buyer pursuant to this sentence, the “Requested Actions”). Buyer’s obligations to take the Requested Actions pursuant to the previous sentence are subject only to a limitation that these actions would not have, or be reasonably likely to have, (i) a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or (ii) a material adverse effect on the assets, liabilities, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole, in any such case, after giving effect to the transactions contemplated hereby. The Sellers will cooperate with the reasonable requests of the Buyer in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither the Sellers nor the Buyer shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding in any material respect the receipt of any required approvals.

(b) The Sellers and the Buyer shall file, or cause to be filed, all required notification and report forms pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, and in any event, no later than November 11, 2013 and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to make promptly any filing that may be required under any other antitrust or competition law or by any other antitrust or competition authority. The Sellers and the Buyer shall each bear fifty percent (50%) of the respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

(c) To the extent permitted by applicable Law, each party to this Agreement shall promptly notify the other parties of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement (except in relation to Tax) and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 5.02(b). No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 5.02(b), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act.

(d) Each party to this Agreement agrees to use its reasonable best efforts to obtain any other consents, consultations and approvals that may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, (i) the Buyer and Sellers using their respective reasonable best efforts to obtain any consents, consultations and approvals required under the Acquired Rights Directive (Council Directive 2001/23/EC) as amended from time to time, and (ii) with respect to Contracts with Independent Third Parties that require such consents, Sellers using their reasonable best efforts to (A) cause any such Contract to be assigned to Buyer, (B) cause any such Contract (including such Contracts set forth on Section 2.02(b)(xviii) of the Disclosure Schedule) to be amended to be allocated between (I) Sellers and their Affiliates and (II) Buyer and its Affiliates, (C) facilitate the execution of a new Contract on substantially similar terms between Buyer and any such Independent Third Party, and/or (D) otherwise facilitate the transition with such Independent Third Parties, in any such case to the reasonable satisfaction of Buyer; provided, however, that the Sellers shall not be required to compensate any third party (in excess of customary expense reimbursement), commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any party to obtain any such consent or approval.

(e) Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of the GE Entities until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions or orders to any director, officer or employee of any of the GE Entities, except as specifically contemplated or permitted by this Article V or as otherwise consented to in advance by an executive officer of a GE Entity.

Section 5.06. Insurance.

(a) From and after the Closing Date, Altair U.S., the Business and the Transferred Assets shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of GE’s or its Subsidiaries and/or Affiliates’ insurance policies or any of their self-insured programs (for purposes of this Section 5.06, “GE” shall include, where appropriate to the context, its Subsidiaries and/or Affiliates), other than with respect to any claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the Closing Date (hereinafter, a “Triggering Event”).

(b) With respect to any Triggering Event relating to the Transferred Assets, Assumed Liabilities, Transferred Employees, former employees of the Business, Inactive Business Employees or Altair U.S. that would be covered by GE’s third party occurrence-based general liability insurance policies, any domestic or international employers’ liability insurance policies and/or workers’ compensation self-insurance, state or country comparable country programs (the “Available Insurance Policies”), Buyer and its Affiliates (including, following the Closing, Altair U.S.) may access, make claims on, claim benefits from or seek coverage under such policies and programs for a one-year period concluding on the first anniversary of the Closing Date, subject to the terms and conditions of such policies and programs and this Agreement. provided that:

(i) Buyer shall promptly notify GE’S Corporate Insurance department of all such claims and/or efforts to seek benefits or coverage and shall cooperate with GE in pursuing all such claims, provided that the Buyer or its Affiliates (including, following the Closing, Altair U.S.) shall be solely responsible for notifying the insurance companies of and complying with all policy conditions for such claims;

(ii) GE shall have the right but not the duty to monitor and/or control any coverage claims or requests for benefits asserted by the Buyer or its Affiliates (including, following the Closing, Altair U.S.) under the Available Insurance Policies, including the coverage positions and arguments asserted therein;

(iii) Buyer shall exclusively bear (and GE shall have no obligation to repay or reimburse Buyer or its Affiliates (including, following the Closing, Altair U.S.) the amount of any and all Insurance Deductibles, whether such claims are made by Buyer or its Affiliates (including, following the Closing, Altair U.S.) its employees or third parties, and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims;

(iv) Buyer shall not, without the written consent of GE (i) erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any available insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs or (ii) assign the Available Insurance Policies or their rights or claims under the Available Insurance Policies; and

(v) For avoidance of doubt, (A) Available Insurance Policies shall not include any of GE’s claims-made or occurrence-reported liability policies, GE’s property, terrorism, transit, and construction all risk insurance policies, and/or GE’s aviation liability policies; and (B) Buyer and its Affiliates (including, following the Closing, Altair U.S.) shall not be permitted and shall have no right to be insured by, have access or availability to, to make claims on, be entitled to benefits from, or seek coverage under the Available Insurance Policies after the first anniversary hereof.

(c) GE shall retain the exclusive right to control all of its insurance policies and programs, including the Available Insurance Policies, and the benefits payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities, commitments, obligations and/or claims that Buyer or its Affiliates (including, following the Closing, Altair U.S.) has made or could make in the future, including coverage claims with respect to Triggering Event(s), provided further that Buyer or its Affiliates (including, following the Closing, Altair U.S.) shall cooperate with GE and share such information as is reasonably necessary in order to permit GE to manage and conduct its insurance matters as GE deems appropriate and that Buyer and its Affiliates (including, following the Closing, Altair U.S.). hereby give consent for GE to inform any affected insurer of this Agreement and to provide such insurer with a copy hereof. Buyer and its Affiliates (including, following the Closing, Altair U.S.), in connection with any claim that Buyer elects to make under the Available Insurance Policies pursuant to the terms of this Section 5.06, shall pursue rights of recovery against third parties with respect to claims or losses for which Buyer and its Affiliates (including, following the Closing, Altair U.S.) have the ability to mitigate via contract and shall cooperate with GE with respect to pursuit of such rights. The order of priority of any such recoveries shall inure first to GE to reimburse any and all costs incurred by GE directly or indirectly as a result of such claims or losses.

(d) With respect to any claim payments made on all open, closed and re-opened claims covered under GE’s workers’ compensation, domestic or international employers’ liability insurance policies and/or comparable workers’ compensation self-insurance, state or country programs, Buyer and its Affiliates (including, following the Closing, Altair U.S.) will reimburse GE for all claim payments arising from occurrences prior to the Closing Date and any catastrophic coverage charges, overhead, claim handling and administrative costs, taxes, surcharges, state assessments, reinsurance cost, other related costs relating to Transferred Employees, former employees and Inactive Business Employees whether such claims are made by Altair U.S., its employees or third parties. Any payments, costs and adjustments required to be made by Altair U.S. pursuant to this or any other provisions of this Section 5.06 shall be billed quarterly and payable within thirty (30) days from receipt of invoice, according to the terms outlined in the Disclosure Schedule. If payment is not made within thirty (30) days of invoice, the outstanding amount will accrue interest at an annualized rate equal to the Interest Rate.

(e) Buyer and its Affiliates (including, following the Closing, Altair U.S.) shall defend and indemnify GE for any and all claims, losses, costs, fees and expenses incurred arising from (i) any claims made or benefits sought under the Available Insurance Policies after the first anniversary of the Closing Date, or (ii) any claims made or benefits sought after the Closing Date by Altair U.S., its employees or third parties under GE’s claims-made or occurrence-based liability policies, GE’s property insurance policies (which include property, terrorism, transit, and Construction-All-Risk), aviation liability policies; and (iii) breach of any of the provisions of this Section 5.06. Without limitation of GE’s right to obtain injunctive and other relief as may be appropriate, GE, on the one hand, and Buyer and its Affiliates (including following the Closing, Altair U.S.), on the other hand, further agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by breach of the provisions of subpart (b)(v) hereof and therefore agree that, in the event breach of that provision is established, Buyer and its Affiliates (including following the Closing, Altair U.S.) shall pay to GE, as liquidated damages, the amount of any such benefits or coverage paid by the insurer(s) and that this liquidated damages provision represents reasonable compensation for the loss which would be incurred by GE due to any such breach.

(f) Nothing in this Agreement is intended to waive or abrogate in any way GE’s own rights to insurance coverage for any liability, whether relating to the Business, the Transferred Assets, Altair U.S. or otherwise.

(g) With respect to any and all reimbursements due from Buyer and its Affiliates (including, following the Closing, Altair U.S.) as required under this Section 5.06 for avoidance of doubt, such reimbursements will not be subject to setoff against any adjustments to the Purchase Price pursuant to Section 2.11.

(h) Notwithstanding anything contained herein to the contrary, the terms set forth in Section 5.06(a)-(g) will not apply to the Excluded Workers’ Comp Claims being retained by GE pursuant to Section 2.02(d)(v) or to any Covered Events (which are being addressed as set forth in Section 5.06(i)).

(i) If (i) any Transferred Assets that constitute real property or other tangible personal property are damaged, lost or destroyed (any such Transferred Assets, the “Damaged Assets”) and such damage, loss or destruction triggers a covered event within the terms and conditions of GE property insurance programs in effect following the execution of this Agreement but prior to the Closing (a “Covered Event”), and (ii) such Covered Event has not had, or would not reasonably be expected to have, a Material Adverse Effect, then GE will transfer to Buyer when received cash in an amount equal to the net recovery by GE under such GE property insurance programs in respect of such Covered Event. With respect to any Covered Event contemplated by this Section 5.06(i) that occurs prior to the Closing (A) GE will make claims under such GE property insurance programs for any Covered Event and will use its commercially reasonable efforts to pursue recoveries under such claims and (B) Buyer will reasonably cooperate with GE to pursue recoveries under such claims.

(j) Between the date of this Agreement and the Closing, Buyer and GE shall cooperate to obtain title insurance policies (the “Title Insurance”) with respect to (i) each parcel of the Owned Real Property in the United States and (ii) the Owned Real Property in the United Kingdom (if available), in each case to insure title to each such parcel in such amounts as GE reasonably concludes in consultation with Buyer is the fair market value of such parcel; provided that the Title Insurance obtained with respect to the Owned Real Property in the United Kingdom shall be substantially similar to a title insurance policy that would be obtained for similar owned real property in the United States. Such Title Insurance shall name Buyer as the insured, and the costs of such Title Insurance will be borne by GE.

Section 5.07. Letters of Credit; Other Obligations. At or prior to the Closing, the Buyer shall use its commercially reasonable efforts to (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace (i) the letters of credit, guarantees and other equivalent contractual obligations entered into by or on behalf of the Sellers or any of their Affiliates in connection with the Business (together, the “Sellers’ LCs”) outstanding as of the date of this Agreement as listed on Section 5.07 of the Disclosure Schedule and (ii) any Sellers’ LCs entered into in the ordinary course of business consistent with past practice on or after the date of this Agreement and prior to the Closing and in any event not to exceed $500,000 in the aggregate without the prior written consent of the Buyer or (b) assume all obligations under each Sellers’ LCs, obtaining from the creditor or other counterparty a full release (in form and substance reasonably satisfactory to the Sellers) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under the Sellers’ LCs. The Buyer further agrees that to the extent the beneficiary or counterparty under any Sellers’ LC does not accept any such substitute letter of credit, Buyer guarantee or other obligation proffered by the Buyer, the Buyer shall indemnify, defend and hold harmless the Sellers against, and reimburse the Sellers for, any and all amounts paid, including costs or expenses in connection with such Sellers’ LCs, including the Sellers’ expenses in maintaining such Sellers’ LCs, whether or not any such Sellers’ LC is drawn upon or required to be performed, and shall in any event promptly reimburse the Sellers to the extent any Sellers’ LC is called upon and the Sellers or their Affiliates make any payment or are obligated to reimburse the party issuing the Sellers’ LC.

Section 5.08. Intercompany Obligations. The Sellers shall take such action and make such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations other than (a) the obligations of the Sellers and its Affiliates pursuant to this Agreement, the Customer Agreement and the Ancillary Agreements, (b) all amounts Due from GE (as such term is defined in the Transaction Accounting Principles) as reflected in the Final Working Capital Statement (the “GE Included Receivables”) or (c) as set forth in Section 5.08 of the Disclosure Schedule) between Altair U.S. and the Business, on the one hand, and the Sellers and their Affiliates (other than Altair U.S.), on the other hand.

Section 5.09. No Solicitation of Employees.

(a) For a period of three (3) years from the Closing Date, neither GE nor any of its Subsidiaries (including the Sellers) shall, directly or indirectly, induce to leave the employment of Buyer or its Affiliates or hire or engage, or attempt to induce or hire or engage, any Transferred Employee, who is a Key Employee, or induce any Key Employee to violate the terms of their contracts, or any employment arrangements, with the Buyer or its Affiliates or Altair U.S.; provided, however, that GE or any of its Subsidiaries may solicit for employment or hire any Key Employee following such time that any such Key Employee is discharged or constructively terminated by the Buyer or Altair U.S.; and provided, further, that nothing in this Section 5.09(a) shall prohibit GE or any of its Subsidiaries from making general solicitations to the public or general advertising not targeted at any Key Employees provided that GE or its Subsidiaries do not hire any such Key Employees.

(b) For a period of twelve (12) months from the Closing Date (or in the case of the employees referenced in subsection (B), for a period of twelve (12) months from the termination of the Transition Services Agreement), none of the Buyer and its Affiliates (including, following the Closing, Altair U.S.) shall, directly or indirectly, induce or attempt to induce any employee of GE or its Affiliates who either (any such employee, a “GE Applicable Employee”) (A) (i) is or has been within the last twelve (12) months, an executive band level or above employee, and (ii) with whom the Buyer or its Affiliates has had contact in connection with the transactions contemplated hereby (including contacts prior to the date hereof), or (B) with whom the Buyer has contact in connection with the provision of services under the Transition Services Agreement, to leave the employ of GE or its Affiliates or violate the terms of their contracts, or any employment arrangements, with GE or its Affiliates; provided, however, that the Buyer and its Affiliates (including, following the Closing, Altair U.S.) may solicit for employment or hire any such GE Applicable Employee following such time that any such GE Applicable Employee is discharged or constructively terminated by GE or its Affiliates; and provided, further, that nothing in this Section 5.09(b) shall prohibit Buyer and its Affiliates (including, following the Closing, Altair U.S.) from making general solicitations to the public or general advertising which are not targeted to the GE Applicable Employees or from hiring any GE Applicable Employee who responds to such general solicitation or advertising, provided that

Buyer and its Affiliates shall not hire any employees referenced in clause (A) above. Notwithstanding the foregoing, the provisions set forth in this Section 5.09(b) will not preclude Buyer from hiring or otherwise taking any actions with respect to the individuals set forth on Section 5.09(b) of the Disclosure Schedule upon the expiration of the Transition Services Agreement.

        Section 5.10. Rights to the GE Name and GE Marks.

(a) With respect to the licensing of the GE Name and GE Marks to Buyer, at the Closing, the parties shall enter into a transitional trademark license agreement substantially in the form set forth in Exhibit E to this Agreement (the “Transitional Trademark License Agreement”). Except as otherwise provided in this Section 5.10 or in the Transitional Trademark License Agreement, the Buyer and its Affiliates (including, from and after the Closing, Altair U.S.) shall cease and discontinue, and shall cause the Business to cease and discontinue, all uses of the names or marks of GE or any of its Affiliates, including “GE” (in block letters or otherwise), the GE Monogram, “General Electric Company” and “General Electric,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words (collectively the “GE Name and GE Marks”). The Buyer, for itself and its Affiliates, agrees that the rights of Altair U.S. and its Affiliates to the GE Name and GE Marks pursuant to the terms of any trademark agreements between GE and its Affiliates on the one hand and Altair U.S. and its Affiliates on the other hand shall terminate on the Closing Date and be replaced by such rights as are provided by the Transitional Trademark License Agreement.

(b) Except as set forth in the Transitional Trademark License Agreement, the Buyer and its Affiliates shall within sixty (60) days of the Closing Date cease all use of any of the GE Name and GE Marks on or in connection with all stationery, business cards, purchase orders, agreements of sale, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature. The Buyer, for itself and its Affiliates, agrees that after the Closing Date the Buyer and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as GE or its Affiliates and (ii) with respect to products sold or disposed of by them after the Closing Date, will not represent in writing to the transferees of such products that such products are those of GE and its Affiliates; and (iii) will reasonably cooperate with GE or any of its Affiliates in terminating rights under any contracts pursuant to which any Seller or Altair U.S. licenses any of the GE Name and GE Marks to customers. The Buyer shall take commercially reasonable efforts to ensure that other users of any of the GE Name and GE Marks, whose rights terminate upon the Closing pursuant to this Section 5.10, shall cease use of the GE Name and GE Marks, except as expressly authorized thereafter by GE.

(c) Promptly after the Closing Date, but in any event no later than sixty (60) days after the Closing Date, the Buyer and its Affiliates shall make any reasonably necessary filings with any office, agency or body and take all other actions reasonably necessary to effect the elimination of any use of the GE Name and GE Marks from the corporate names, registered names or registered fictitious names of Altair U.S. and the Business.

(d) The Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in the Transitional Trademark License Agreement, neither the Buyer nor any of its Affiliates shall have any rights in any of the GE Name and GE Marks and neither the Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of GE or any of its Affiliates in or to any of the GE Name and GE Marks.

        Section 5.11. Intellectual Property Cross License. The parties shall enter into an intellectual property cross license agreement in the form set forth in Exhibit F to this Agreement (the “Intellectual Property Cross License Agreement”).

        Section 5.12. Further Action Regarding Intellectual Property.

(a) If, after the Closing Date, the Sellers or the Buyer identifies any Business Intellectual Property or Business Technology which should have been but inadvertently was not previously transferred by the Sellers or such Affiliate, as the case may be, to the Buyer, the Buying Affiliates or Altair U.S., then to the extent they have the right to do so without paying compensation to a third party, the Sellers shall promptly transfer such Business Intellectual Property or Business Technology to the Buyer or its designated Affiliates for no additional consideration.

(b) If, after the Closing Date, the Sellers or the Buyer identifies any GE Intellectual Property or GE Technology that was (i) transferred by the Sellers or (ii) owned by Altair U.S. prior to the Closing Date and that was not transferred to a Seller or any Affiliate prior to the Closing Date, the Buyer shall promptly transfer, or cause to be transferred, such GE Intellectual Property or GE Technology to a Seller or its designated Affiliates for no additional consideration.

Section 5.13. Further Action. Each of the Sellers and the Buyer (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the removal prior to the Closing of Excluded Assets from Altair U.S. and (b) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be satisfied on or prior to the End Date.

Section 5.14. Non-Competition.

(a) In consideration of the Purchase Price to be received under this Agreement, for a period of five (5) years from the Closing Date (the “Restrictive Covenant Period”), except as permitted by this Section 5.14, no Seller nor any of the Affiliates of any Seller shall, directly or indirectly, engage, in whole or in part, in the Covered Business, or invest in, own, manage, operate or control any Covered Business, anywhere in the United States and/or any other country in which Altair U.S. or any Seller or their respective Affiliates conducted the Business or into which the Business sold products or services as of the Closing Date.

(b) Each Seller acknowledges that all of the foregoing provisions, including the restrictions on time and geographical scope set forth in Section 5.14(a) above, are reasonable and necessary to protect Buyer and its Affiliates from unfair competition, solicitation, and disclosure of Business/CLC Confidential Information.

(c) Notwithstanding the provisions of Section 5.14(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 5.14(a), nothing in this Agreement shall preclude, prohibit or restrict any Seller or any of its Affiliates from engaging in any (i) Financial Services Business, (ii) Existing Business Activities, (iii) De Minimis Business or (iv) business activity that would otherwise violate Section 5.14(a) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with any Seller or any of its Affiliates, in each case after the Closing Date (an “After-Acquired Company”); provided, that a Seller or any of its Affiliates may purchase and acquire an After-Acquired Business or After-Acquired Company if the primary purpose in making such acquisition is not to exploit for profit such Covered Business, and provided, further, that with respect to clause (iv) above, so long as, (A) within fifteen (15) months after the consummation of the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, the Seller or such Affiliate signs a definitive agreement to dispose of the After-Acquired Business or the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company that gives rise to the violation of Section 5.14(a) and within eighteen (18) months after the consummation of the purchase or acquisition of the After-Acquired Business or the After-Acquired Company, the Seller or such Affiliate disposes of the After-Acquired Business or the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company that gives rise to the violation of Section 5.14(a), or (B) at the expiration of the eighteen (18) month period, the business of the After-Acquired Business or the After-Acquired Company complies with Section 5.14(a).

(d) This Section 5.14 shall cease to be applicable with respect to the actions of any Seller Party or Affiliate thereof at such time it is no longer an Affiliate of GE and shall not apply with respect to the actions of any Person that purchases assets, operations or a business from GE or one of its Subsidiaries, if such acquiring Person is not an Affiliate of GE after such transaction is consummated.

Section 5.15. Investigation. The Buyer (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities, Altair U.S. and the Business and (b) has been furnished with or given adequate access to such information about the Transferred Assets, the Assumed Liabilities, Altair U.S. and the Business as it has requested. Except for the representations and warranties contained in Article III (as modified by the Disclosure Schedules), no Seller nor any of their Affiliates makes any other express or implied representation or warranty with respect to Altair U.S., the Transferred Assets, the Assumed Liabilities or the Business; provided, however, that nothing contained in this Section 5.15 is intended to limit, and will not be construed as limiting, the representations and warranties of the Sellers contained in Article III hereof.

Section 5.16. Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of the Buyer in connection with the transactions contemplated hereby or the financial results of the Business, the Sellers shall provide such cooperation as the Buyer may reasonably request in connection with such filing requirements, including, without limitation, cooperating with the Buyer in the event that the Buyer requests that (a) the independent accountants with respect to the Financial Statements audit, and issue an audit opinion with respect to, financial statements in accordance with GAAP with respect to the Business for the year ended December 31, 2012 and (b) deliver consents to the inclusion or incorporation by reference of such opinion and financial statements in the SEC filings of the Buyer. The Buyer shall reimburse the Sellers for all reasonable out-of-pocket independent accountant expenses incurred by the Sellers in connection with performing their obligations under this Section 5.16.

Section 5.17. Pre-Closing Financial Statements. Until the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Buyer within ten (10) Business Days after the end of each month the unaudited monthly financial information of the Business substantially in the form of Annex A attached hereto.

Section 5.18. Notification. Between the date of this Agreement and the Closing Date, the Sellers or the Buyer, as the case may be (either such party(ies), the “Disclosing Party”), shall promptly notify the other party in writing if, to the Knowledge of the Disclosing Party any fact or condition arises that causes or constitutes a material breach of any of the representations and warranties of the Disclosing Party made as of the date of this Agreement (or, as the case may be, would have caused or constituted a material breach as of the date of this Agreement if such fact or condition had existed as of the date of this Agreement). If any such fact or condition requires any change to the schedules prepared by a Disclosing Party (excluding any changes to schedules that would be immaterial), such Disclosing Party shall promptly deliver to the other party a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing, the Sellers or the Buyer, as the case may be, shall promptly notify the other party of, to their Knowledge, the occurrence of any breach of any covenant by such party in this Article V or of the occurrence of any event that may make the satisfaction of any conditions in Article VIII impossible or unlikely. No disclosure pursuant to this Section 5.18 will prevent or cure any breach of any representation or warranty (whether made as of the date of this Agreement or made as of the Closing Date) or covenant set forth herein.

Section 5.19. No Negotiation. Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Article IX, the Sellers and their Affiliates shall not, and the Sellers will instruct their respective Representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, participate in any negotiations with, or provide any non-public information to, any Person (other than the Buyer and its Affiliates or Governmental Authorities with respect to the transactions contemplated by this Agreement) relating to the acquisition of the Business, in whole or in part, whether directly or indirectly, through equity purchase, asset purchase, merger, consolidation, or otherwise.

Section 5.20. Misdirected Payments. Following the Closing, the Buyer and the Sellers covenant and agree to promptly remit to the other party (or Affiliate thereof) any payments received that are owed to the other party (or Affiliate thereof).

Section 5.21. Debt. At the Closing, any Debt of Altair U.S. will be paid and satisfied in full.

Section 5.22. Removal of Certain Transferred Assets.

(a) The Buyer will remove all Transferred Assets located at the China Facility (the “Designated Assets”) from such location during normal business hours within thirty (30) days following the Closing Date, including disassembling the Designated Assets as necessary and packing, crating, loading, transporting, and shipping the Designated Assets. The Buyer will leave the China Facility in the same condition as found following removal of the Designated Assets. Any property or personal damage caused by the Buyer or any of its Representatives in the removal of the Designated Assets shall be repaired or remedied at Buyer’s expense. It is understood that all risk of loss of, or to, the Designated Assets passes to the Buyer as of the Closing Date, and the Sellers shall have no responsibility for the Designated Assets following the Closing Date. If for any reason the Buyer fails to take possession of all of the Designated Assets and remove such Designated Assets from the China Facility within thirty (30) days following the Closing Date, then the Sellers may, at their option, store the Designated Assets until the Buyer accepts delivery and removes such Designated Assets from the China Facility, whereupon the Buyer shall be liable for all reasonable costs and expenses related thereto and fees and expenses related to the disassembly of the Designated Assets. All of the above actions will be at Buyer’s sole cost and expense.

(b) The Buyer shall be responsible for the supervision of any of its Representatives in connection with the removal of the Designated Assets, and the Buyer agrees that it and its Representatives will abide by all safety rules of the Sellers and safe practices while on the Sellers’ property. The Sellers agree to provide a liaison contact who can assist with answering safety and procedure questions, and the Sellers will have the right to oversee, as they see fit, the removal of the Designated Assets by the Buyer pursuant to this Section 5.22.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Employee Matters. With respect to employee matters, the parties have made the agreements and covenants as set forth in Exhibit C to this Agreement, which is hereby incorporated into this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.01. Tax Matters Agreement. Certain representations, warranties, covenants and agreements among the parties with respect to Tax matters are set forth in the Tax Matters Agreement. To the extent there is any inconsistency between this Agreement and the Tax Matters Agreement with respect to any matter relating to Taxes, the provisions of the Tax Matters Agreement shall control.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of GE. The obligation of GE to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) All representations and warranties of the Buyer contained in Article IV of this Agreement (without giving effect to any supplement to the Disclosure Schedules) shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date), except to the extent that any breaches of such representations and warranties have not had or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and (ii) the covenants contained in this Agreement to be complied with by the Buyer on or before the Closing shall have been complied with in all material respects.

(b) Buyer Closing Certificate. GE shall have received a certificate of the Buyer, signed by a duly authorized officer, that the condition set forth in Section 8.01(a) has been satisfied (the “Buyer Closing Certificate”).

(c) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition laws of any foreign jurisdiction which are required to be made or obtained prior to Closing shall have been made or obtained.

(d) Laws; Governmental Order; Actions. There shall be in effect no Law or Governmental Order that prohibits, enjoins or restrains the sale of the Shares or the Transferred Assets or the other transactions contemplated by this Agreement, and no Actions by any Governmental Authority shall be threatened or pending against a party which seeks to prohibit, enjoin or restrain the sale of the Shares or the Transferred Assets or the other transactions contemplated by this Agreement.

(e) Ancillary Agreements. The Buyer shall have executed and delivered, or shall have caused the applicable Buying Affiliates to have executed and delivered, to GE the Business Transfer Agreements, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the Instrument of Cancellation, the Customer Agreement and the Intellectual Property Cross License Agreement.

Section 8.02. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) (x) Each of the representations and warranties of GE contained in Section 3.01 (Incorporation, Qualification and

Authority of the Sellers), Section 3.02 (Capitalization of Altair U.S.) and Section 3.10(a) (Assets) of this Agreement (without giving effect to any supplement to the Disclosure Schedules but after giving effect to any addition by the Sellers to the Transferred Assets) shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date), and (y) all other representations and warranties of GE contained in Article III of this Agreement (without giving effect to any supplement to the Disclosure Schedules) shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date), except to the extent that, in the case of this clause (y), any breaches of such representations and warranties have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the covenants contained in this Agreement to be complied with by GE and the Sellers on or before the Closing shall have been complied with in all material respects.

(b) Seller Closing Certificate. The Buyer shall have received a certificate of GE, signed by one or more duly authorized individuals, that the condition set forth in Section 8.02(a) has been satisfied (the “Seller Closing Certificate”).

(c) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition laws of any foreign jurisdiction which are required to be made or obtained prior to Closing shall have been made or obtained.

(d) Laws; Governmental Order; Actions. There shall be in effect no Law or Governmental Order that prohibits, enjoins or restrains the sale of the Shares or the Transferred Assets or the other transactions contemplated by this Agreement, and no Actions by any Governmental Authority shall be threatened or pending against a party which seeks to prohibit, enjoin or restrain the sale of the Shares or the Transferred Assets or the other transactions contemplated by this Agreement.(e) Certain Ancillary Agreements. Each of the GE Entities (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Business Transfer Agreements, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the Instrument of Cancellation, the Customer Agreement and the Intellectual Property Cross License Agreement.

(f) Material Adverse Effect. Since the date of this Agreement, there must not have been any event that has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Liens. All Liens (other than Permitted Liens) on the Altair U.S. Assets and the Transferred Assets must have been released at or prior to the Closing.

(h) Other Closing Deliveries. The Sellers must have caused the other documents and instruments required by Section 2.07 to be delivered (or tendered subject only to Closing) to the Buyer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Sellers and the Buyer;

(b) by either the Sellers or the Buyer if the Closing shall not have occurred on or prior to January 15, 2014, or such later date as Sellers and the Buyer may mutually agree in writing (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to comply with or take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c) by the Sellers if there has been a breach of any covenant or other agreement made by Buyer in this Agreement, or any representation or warranty of the Buyer has been breached, or shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in the failure of the condition set forth in Section 8.01 to be satisfied (a “Terminating Buyer Breach”) and (ii) has not been (A) waived in writing by the Sellers or (B) cured by Buyer, within fifteen (15) days after written notice from the Sellers of such Terminating Buyer Breach is received by Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail);

(d) by the Buyer if there has been a breach of any covenant or other agreement made by the Sellers in this Agreement, or any representation or warranty of the Sellers has been breached, or shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in the failure of the condition set forth in Section 8.02 to be satisfied (a “Terminating Seller Breach”) and (ii) has not been (A) waived in writing by the Buyer or (B) cured by the Sellers, within fifteen (15) days after written notice from the Buyer of such Terminating Seller Breach is received by the Sellers (such notice to describe such Terminating Seller Breach in reasonable detail); or

(e) by either the Sellers or the Buyer if any Governmental Order of any Governmental Authority permanently restraining, enjoining or otherwise preventing the consummation of the sale of the Shares or the Transferred Assets or the other transactions contemplated by this Agreement has been issued and becomes final and non-appealable.

Section 9.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, all rights and obligations of the parties hereunder shall terminate and no party hereto shall have any liability to the other parties, except that the obligations of the parties set forth in Section 5.04(a), Section 5.04(b) (with respect to the CLC Information), this Article IX (Termination) and Article XI (General Provisions) will survive in accordance with their terms; provided, however, that, notwithstanding anything in this Agreement to the contrary, termination of this Agreement pursuant to Section 9.01 shall not relieve any party from liability for any breach of this Agreement by such party arising prior to such termination (a “Pre-Termination Breach”); provided, further, that in the event of any Pre-Termination Breach(es) by a party that does not constitute an intentional breach of this Agreement, the maximum monetary damages that may be recovered by the other party in connection therewith are the total out-of-pocket fees and expenses incurred by such other party arising out of this Agreement and the transactions contemplated hereby.

Section 9.04. Extension; Waiver. At any time prior to the Closing, either the Sellers or the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnification by GE.

(a) From and after the Closing, subject to the provisions of this Article X, GE shall indemnify, defend and hold harmless the Buyer and its Affiliates (including, following the Closing, Altair U.S.) and their respective representatives and agents (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses, whether or not involving a Third Party Claim, that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by GE in this Agreement or the Seller Closing Certificate;

(ii) any breach or failure by the Sellers or GE to perform any of their covenants or obligations contained in this Agreement;

(iii) any Excluded Liability (including the failure of the Sellers or GE to perform or in due course pay and discharge any Excluded Liability);

(iv) any breach or failure by the Sellers or GE to in due course pay and discharge the indebtedness of Altair UK as required by Section 5(b) of Exhibit C; or

(v) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with any Sellers or any Affiliates thereof (or any Person acting on their behalf) in connection with the transactions contemplated hereby.

(b) Notwithstanding any other provision to the contrary:

(i) GE shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 10.01(a)(i) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds $2,650,000 (the “Deductible”), after which the Sellers shall be obligated for all Losses of the Buyer Indemnified Parties under Section 10.01(a)(i) in excess of the Deductible; provided, however, that the limitations on indemnification set forth in this clause (i) shall not apply to any indemnification claim brought as a result of the inaccuracy or breach of a representation or warranty made by the Sellers in Section 3.01 (Incorporation, Qualification and Authority of the Sellers), Section 3.02 (Capitalization of Altair U.S.), clauses (a) and (b) of Section 3.03 (No Conflict), Section 3.04 (Consents and Approvals), clause (b) of Section 3.10 (Assets), Section 3.16 (Brokers), clause (b) of Section 3.17 (Real Property) (other than the Title Rep to the extent terminated in accordance with Section 3.17(b)), Section 3.18 (Taxes) and Section 3.20(a) (Questionable Payments and Trade Regulation) (such representations and warranties, the “Fundamental Representations”);

(ii) the cumulative indemnification obligation of GE under Section 10.01(a)(i) shall in no event exceed $31,800,000 (the “Cap”); provided, however, that the Cap shall not apply to any indemnification claim brought as a result of the inaccuracy or breach of any Fundamental Representation or Section 3.10(a) (Assets);

(iii) the cumulative indemnification obligation of GE under Section 10.01(a)(i) and Section 10.01(a)(ii) shall in no event exceed the aggregate amount of net proceeds actually received by GE pursuant to this Agreement; and

(iv) GE’s indemnification obligations in respect of a claim by any Buyer Indemnified Person arising out of any inaccuracy or breach by GE of the first sentence of Section 3.11(c) (any such breach, an “Applicable Infringement Claim”), shall be limited as provided in this clause (iv) as follows:

(A) GE’s aggregate indemnification obligations in respect of all Applicable Infringement Claims shall be subject to the Deductible and the Cap;

(B) GE’s indemnification obligations in respect of any Applicable Infringement Claim shall be limited to 50% of the Losses arising out of an Applicable Infringement Claim until such time as GE has paid $10,000,000 above the Deductible in respect of such Applicable Infringement Claim;

(C) Once the $10,000,000 threshold in clause (B) above has been satisfied, GE’s indemnification obligations in respect of the Applicable Infringement Claim shall be limited to 25% of the Losses arising out of the Applicable Infringement Claim; and

(D) For the avoidance of doubt, the Losses allocated to GE in accordance with the framework set forth in this Section 10.01(b)(iv) will be utilized for purposes of the determination of the applicability of the Deductible and Cap, not the total Losses incurred by the Buyer Indemnified Persons in connection with any such Applicable Infringement Breach.

For the purposes of clauses (iv)(B) and (C) above, multiple Applicable Infringement Claims brought by a plaintiff and its Affiliates (regardless of the timing, subject matter or jurisdiction of such claims) will be aggregated and treated as a single claim for purposes of determining whether the $10,000,000 threshold has been satisfied.

Section 10.02. Indemnification by the Buyer.

(a) From and after the Closing, subject to the provisions of this Article X, the Buyer shall indemnify, defend and hold harmless GE and its Affiliates and its representatives and agents (collectively, the “GE Indemnified Parties”) against, and reimburse any GE Indemnified Party for, all Losses, whether or not involving a Third Party Claim, that such GE Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by the Buyer in this Agreement or the Buyer Closing Certificate;

(ii) any breach or failure by the Buyer to perform any of its covenants or obligations contained in this Agreement;

(iii) any Assumed Liability (including the failure of the Buyer or its Affiliates to perform or in due course pay and discharge any Assumed Liability) (provided, however, that this clause (iii) will not be construed to limit the right of a Buyer Indemnified Party to indemnification pursuant to Section 10.01(a)(i) for any inaccuracy or breach of a representation or warranty that is related to an Assumed Liability); or

(iv) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Buyer or any Affiliates thereof (or any Person acting on their behalf) in connection with the transactions contemplated hereby.

Section 10.03. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim asserted by a third party against the Indemnified Party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable Claims Period specified in Section 10.07 for such representation, warranty, covenant or agreement. (For the avoidance of doubt, this provision shall not apply to claims under the Tax Matters Agreement.)

(b) If an Indemnifying Party shall receive notice of any Third Party Claim pursuant to Section 10.03(a), the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense and through counsel of its choice if such Indemnifying Party gives notice in writing of its election to do so to the Indemnified Party within ten (10) Business Days of the receipt of notice from the Indemnified Party. If the Indemnifying Party so elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense, except as set forth in the following sentence. In such event, an Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense if the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. If the Indemnifying Party elects to undertake such defense, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party. The Indemnified Party shall, and shall cause each of its Affiliates, members, officers, agents and employees to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, no settlement of, or the entry of any judgment arising from, any Third Party Claim may be made by the Indemnifying Party without the consent of any Indemnified Party unless (i) the settlement or judgment involves only monetary payments, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment promptly following the effectiveness of such settlement or judgment and (iii) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete release of any Indemnified Party affected by such Third Party Claim. If the Indemnifying Party does not assume the defense of a Third Party Claim within the time period set forth in this Section 10.03(b), the Indemnified Party shall be entitled to defend and control such Third Party Claim but shall not consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, if an Indemnified Person reasonably determines that a Third Party Claim is reasonably likely to materially affect the Business acquired hereunder or such Indemnified Person in an adverse manner other than as a result of monetary damages for which it would be entitled to indemnification in full under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Person will not be bound by any determination of any such Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement with respect thereto effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(d) With respect to any Third Party Claim subject to indemnification under this Section 10.03: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(e) In the event that an Indemnified Party determines that it has a claim pursuant to Section 10.03(a) that does not involve a Third Party Claim, the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying (to the extent then known by the Indemnified Party) the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records, properties, assets, personnel, agents and advisors for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim, subject to the terms of the Confidentiality Agreement and/or Section 5.02 hereof, as applicable, and provided that such access shall not be provided with respect to any such information that is subject to attorney-client privilege or other applicable privilege or to the extent such access will violate applicable Law. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims of liability. Promptly following the final determination of the amount of any disputed claims by agreement between the Indemnifying Party and the Indemnified Party or final judicial action, the Indemnifying Party promptly shall pay the amount of any such finally determined liability to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.(f) Notwithstanding anything contained to the contrary, in the event of any Third Party Claim arising out of any Applicable Infringement Claim, Buyer shall have the exclusive right to defend, compromise or settle such Third-Party Claim, but GE will not be bound by any determination of such Third Party Claim so defended for purposes of this Agreement or any compromise or settlement with respect thereto effected by Buyer without GE’s consent (which may not be unreasonably withheld, conditioned or delayed).

Section 10.04. Exclusive Remedies. Except (i) with respect to the matters covered by Sections 2.09 through 2.11, or (ii) for any action or claim based upon fraud, the Sellers and the Buyer acknowledge and agree that, following the Closing, the indemnification provisions of this Article X shall be the sole and exclusive remedies of any GE Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Buyer or the Sellers, respectively, or any failure by Buyer or a Seller, respectively, to perform or comply with any covenant or agreement set forth herein; provided, however, that nothing herein will limit any party’s rights to injunctive or other equitable relief to enforce any of its rights under this Agreement or otherwise in connection with the transactions contemplated hereby as provided in Section 11.13 hereof. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. Nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement or document to be entered pursuant to the terms hereof to recover Losses or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof.

Section 10.05. Additional Indemnification Provisions. The Sellers and the Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to the indemnification obligations in this Agreement, (a) each such obligation shall be calculated on an After-Tax Basis, (b) all Losses shall be net of any third-party insurance proceeds which have been actually recovered by the Indemnified Party (which insurance proceeds will be net of any expenses reasonably incurred by the Indemnified Party or its Affiliates in connection with recovering such insurance proceeds) in connection with the facts giving rise to the right of indemnification, and (c) in no event shall the Indemnifying Party have liability to the Indemnified Party for any (i) punitive damages or (ii) damages that are not a reasonably foreseeable result or consequence of a breach by the Indemnifying Party (except to the extent in any such case that any such damages are payable in connection with any Third Party Claim). The Buyer shall not make any claim for indemnification under this Article X to the extent that that the Damages in question would duplicate any amount that has been taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 2.09 through Section 2.11.

Section 10.06. Insurance Remedies. If any Buyer Indemnified Party (or any of their respective Affiliates (including, after the Closing, Altair U.S.) is at any time entitled to recover under any insurance policy any amount in respect of any matter giving rise to a Loss (whether before or after a Seller has made a payment to an Buyer Indemnified Party hereunder and in respect thereof), the Buyer shall (and shall cause its applicable Affiliate (including, after the Closing, Altair U.S.) to) (a) promptly notify the Sellers and provide such information as the Sellers may require relating to such right of recovery and the steps taken or to be taken by the Buyer in connection therewith, (b) use commercially reasonable efforts to submit any claims related to such Losses for recovery under any applicable insurance policy, and (c) keep the Sellers reasonably informed of the progress of any action taken in respect thereof. Thereafter, any claim against the Sellers shall be limited (in addition to the limitations on the liability of the Sellers and their Affiliates referred to in this Agreement) to the amount by which the Losses suffered by the Buyer Indemnified Party exceed the amounts so actually recovered by the Buyer Indemnified Party (or any such respective Affiliate (including, after the Closing, Altair U.S.)) under any such insurance policy. If the Buyer Indemnified Parties recover any amounts in respect of any such Losses under any insurance policy at any time after the Sellers have paid all or a portion of such Losses to the Buyer Indemnified Parties pursuant to the provisions of this Article X, the Buyer shall, or shall cause such Buyer Indemnified Parties to promptly pay over to the Sellers the amount so received (to the extent previously paid by the Sellers).

Section 10.07. Claims Period. The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a) with respect to Losses arising under (i) Section 10.01(a)(i) with respect to any inaccuracy or breach of any representation or warranty in Sections 3.01 (Incorporation, Qualification and Authority of the Sellers) or 3.02 (Capitalization of Altair U.S.) or (ii) Section 10.02(a)(i) with respect to any inaccuracy or breach of any representation or warranty in Section 4.06 (Securities Matters), the Claims Period shall continue indefinitely;

(b) with respect to Losses arising under Section 10.01(a)(i) with respect to any inaccuracy or breach of any representation or warranty made in Section 3.16 (Brokers), Section 3.18 (Taxes) and Section 3.20(a) (Questionable Payments and Trade Regulation), the Claims Period shall terminate on the date that is sixty (60) days following the expiration of the applicable statute of limitations;

(c) with respect to Losses arising under Section 10.01(a)(i) with respect to any inaccuracy or breach of any representation or warranty made in the first sentence of Section 3.11(c) or Section 3.12 (Environmental Matters), the Claims Period shall terminate on the third (3rd) anniversary of the Closing Date;

(d) with respect to Losses arising under Section 10.01(a)(ii) or Section 10.02(a)(ii), the Claims Period shall terminate on the date of the expiration of the applicable statute of limitations;

(e) with respect to Losses arising under Sections 10.01(a)(iii), 10.01(a)(iv), 10.01(a)(v), 10.02(a)(iii) or 10.02(a)(iv), the Claims Period shall continue indefinitely; and

(f) with respect to all other Losses arising hereunder, the Claims Period shall terminate on the date that is eighteen (18) months after the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claims shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.08. No Double Materiality. For purposes of calculating the amount of Losses to which a GE Indemnified Party or a Buyer Indemnified Party is entitled under this Article X, but not for purposes of determining whether a representation or warranty has been breached, the terms “material,” “materiality,” and “material adverse effect” will be disregarded.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Expenses. Except as may be otherwise specified in this Agreement and the Ancillary Agreements or as set forth below, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred; provided that, Altair U.S. will not have responsibility for any such fees and expenses, and (notwithstanding the foregoing) any such fees and expenses of Altair U.S. that remain unpaid at Closing shall be taken into account in determining the Closing Working Capital Amount.

Section 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement and the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by email (so long as confirmation of receipt of such email is requested and received) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(i) if to GE or the Sellers:

GE Power and Water
4200 Wildwood Parkway
Atlanta, GA 30339
Attention:	M&A Legal, Project Cleveland
Facsimile:	(949) 260-2617
Email:	Energy.LegalMandA@ge.com

with a copy to:

King & Spalding LLP
1180 Peachtree St. NE
Atlanta, GA 30309
Attention:	Michael J. Egan
Facsimile:	(404) 572-5133
Email:	megan@kslaw.com

(ii) if to the Buyer:

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, TN 37067
Attention:	Richard M. Wolfson, Vice President – General Counsel & Corp. Secretary
Facsimile:	(615) 771-5616
Email:	rwolfson@clarcor.com

with a copy to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention:	J. Page Davidson
Kevin H. Douglas
Facsimile:	(615) 742-2753
(615) 742-0454
Email:	pdavidson@bassberry.com
kdouglas@bassberry.com

Section 11.03. Public Announcements. No party or Affiliate of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of GE and Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) the parties agree that it is contemplated that (i) Buyer will issue an initial press release with respect to the execution of this Agreement promptly following the execution and delivery of this Agreement, and (ii) Buyer will issue a press release with respect to the closing of the transactions contemplated hereby promptly following the Closing, and (b) nothing in this Section 11.03 shall (i) limit any party from making any announcements, statements or acknowledgments that such party is required by applicable Laws or the requirements of any national securities exchange to make, issue or release, or (ii) limit Buyer or GE or its Affiliates from making any disclosures that it deems necessary or advisable to be made in filings with the SEC.

Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. In the event such court does not exercise the power granted to it in the prior sentence or upon such determination that any other term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. In addition, if it is determined that any of the restrictive covenants, or any part thereof, set forth in Section 5.14(a) hereof are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 11.05. Entire Agreement. Except as otherwise expressly provided herein and therein, this Agreement and the Ancillary Agreements constitute the entire agreement of the Sellers and the Buyer with respect to the subject matter contained herein and therein and supersede all prior agreements, undertakings, and understandings, both written and oral, other than the Confidentiality Agreement (which will terminate at Closing except to the extent set forth in Section 5.04(a)), between or on behalf of the GE Entities and the Buyer or its Affiliates with respect to the subject matter of this Agreement and the Ancillary Agreements.

Section 11.06. Assignment. This Agreement shall not be assigned by operation of law or otherwise by any party without the prior written consent of the other party(ies), except that each of the Buyer and the Sellers may assign any or all of its respective rights and obligations under this Agreement to any of their controlled Affiliates, provided that no such assignment shall release any Party from any liability or obligation under this Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 11.07. No Third Party Beneficiaries. Except as provided in Article X with respect to GE Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, or any Ancillary Agreements, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08. Amendment. No provision of this Agreement or any Ancillary Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

Section 11.09. Disclosure Schedules. Any disclosure with respect to a Section of the Disclosure Schedule shall be deemed to be disclosed for other Sections of the Disclosure to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

Section 11.10. Governing Law.

(a) This Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto, to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of the parties hereto agrees that any claims, causes of action or disputes that may be based upon, arise out of or relate to this Agreement to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be resolved only in the Court of Chancery of the State of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts;

(ii) consents that any such Action may and shall be brought in the Delaware Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the Delaware Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.02; and

(iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 11.11. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12. Bulk Sales Laws. The Buyer and the Sellers each hereby waive compliance by the Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or any jurisdiction outside the United States.

Section 11.13. Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including the Sellers’ obligation to sell the Transferred Assets and the Shares to the Buyer, the Buyer’s obligation to purchase and acquire the Transferred Assets and the Shares from the GE Entities, the Buyer’s obligations under Section 5.06, the obligations of Sellers and their Affiliates under Sections 5.04, 5.09 and 5.14 hereof, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and/or appropriate injunctive relief in connection therewith, without the requirement to post any bond or other undertaking, to compel performance of such party’s obligations or to prevent breaches or threatened breaches of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 11.14. Rules of Construction. Interpretation of this Agreement and the Ancillary Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of or to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule, Annexes and Exhibits hereto; (d) references to “dollars” or “$” shall mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean including without limitation, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) each of the Parties hereto have participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to days means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 11.15. Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement by facsimile or by .pdf or similar imaging transmission, shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.16. Language; Prevailing Documents. This Agreement has been, and the Ancillary Agreements will be, prepared in the English language. In case of any conflict or inconsistency between the English language version of such documents and any translation thereof made for any purpose, the English language version will govern the interpretation and construction of such documents, and for any and all other purposes, except as may be required by applicable Law. In the event that any of the terms of this Agreement conflict with any of the terms of the Business Transfer Agreements, the terms of this Agreement will prevail. All matters relating to the transfer of the Transferred Assets and Assumed Liabilities from the applicable Sellers, on the one hand, to the relevant Buying Affiliates, on the other hand, which are not expressly regulated under the relevant Ancillary Agreements, are deemed to be regulated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By	/s/ Eric Belman
Name: Eric Belman
Title: Attorney in Fact

CLARCOR INC.

By	/s/ Christopher L. Conway
Name: Christopher L. Conway
Title: President and Chief Executive Officer

[Signature Page to Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounts Receivable” shall have the meaning set forth in Section 2.02(a)(v).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the GE Entities shall not be deemed Affiliates of the Buyer nor, after the Closing, of Altair U.S.

“After-Acquired Business” shall have the meaning set forth in Section 5.14(c).

“After-Acquired Company” shall have the meaning set forth in Section 5.14(c).

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit actually realized by the Indemnified Party as the result of sustaining such Losses.

“Agreement” means this Purchase Agreement dated as of November 5, 2013 among the Sellers and the Buyer, including the Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with Section 11.08.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Business Transfer Agreements, the Instrument of Cancellation, the Intellectual Property Cross License Agreement, the Customer Agreement, the Transitional Trademark License Agreement, the Tax Matters Agreement, the Employee Services Agreement and the NPI Agreement.

“Altair UK” shall have the meaning set forth in the Recitals.

“Altair U.S.” shall have the meaning set forth in the Recitals.

“Altair U.S. Assets” means the assets of every type and description that are owned, leased or licensed by Altair U.S.

“Applicable Infringement Claims” shall have the meaning set forth in Section 10.01(b)(iv).

“ARD Employees” means any person employed in, or assigned other than on a temporary basis to, the Business in any jurisdiction that has adopted Transfer Regulations.

“Assumed Contracts” shall have the meaning set forth in Section 2.02(a)(iii).

“Assumed IP Licenses” shall have the meaning set forth in Section 2.02(a)(iv).

“Assumed Liabilities” shall have the meaning set forth in Section 2.02(c).

“Available Insurance Policies” shall have the meaning set forth in Section 5.06(b).

“BHA” shall have the meaning set forth in the Recitals.

“BHA Mexico” shall have the meaning set forth in the Recitals.

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement in a form reasonably acceptable to Buyer and GE.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall have the meaning set forth in Exhibit C.

“Business Intellectual Property” shall mean the Business Owned Intellectual Property and the Business Licensed Intellectual Property.

“Business IP and Technology Agreements” shall mean, except for Contracts relating to Off-the-Shelf Software, all (i) licenses of Business Owned Intellectual Property or Business Owned Technology by the Sellers or Altair U.S. or their respective Affiliates to any Person and comprising an Assumed Contract, (ii) licenses of Intellectual Property or Technology by any Person to the Sellers or Altair U.S. or their respective Affiliates and comprising an Assumed Contract and (iii) Contracts between any Seller or Altair U.S. or their respective Affiliates and any Person relating to the development, maintenance or use of Intellectual Property or Technology that is Related to the Business as currently conducted and comprising an Assumed Contract.

“Business Licensed Intellectual Property” shall mean all Intellectual Property that is licensed under an Assumed Contract.

“Business Licensed Technology” shall mean all Technology that is licensed under an Assumed Contract.

“Business Owned Intellectual Property” shall mean (i) the patents, patent applications, statutory invention registrations, Registered trademarks and trademark applications, Registered service marks and service mark applications, internet domain names, copyright registrations and applications, and all material unregistered versions thereof, that in any such case are owned by any of the Sellers and/or Altair U.S. or their respective Affiliates and Related to the Business as currently conducted (collectively, “Registrable IP”), (ii) all Software that is owned by any of the Sellers and/or Altair U.S. or their respective Affiliates and Related to the Business as currently conducted (the “Business Owned Software”) and (iii) all other Intellectual Property (other than Registrable IP and the Business Owned Software) that is owned by any of the Sellers and/or Altair U.S. or their respective Affiliates and Related to the Business as currently conducted.

“Business Owned Technology” shall mean that Technology owned by any of the Sellers, Altair U.S. or their respective Affiliates and that is Related to the Business as currently conducted.

“Business Technology” shall mean, collectively, the Business Owned Technology and the Business Licensed Technology.

“Business Transfer Agreements” shall have the meaning set forth in Section 2.13.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Closing Certificate” shall have the meaning set forth in Section 8.01(b).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 10.01(a).

“Buyer Material Adverse Effect” means any event, change or occurrence that has had or is reasonably likely to materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Ancillary Agreements.

“Buyer’s Bank” shall have the meaning set forth in Section 4.08.

“Buying Affiliates” means the entities, being Affiliates of the Buyer, formed, or to be formed prior to the Closing Date for the purposes of acquiring any of the Shares or the Transferred Assets.

“Cap” shall have the meaning set forth in Section 10.01(b)(ii).

“Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

“Cash and Cash Equivalents” shall have the meaning set forth in the Transaction Accounting Principles.

“Certain Nations” shall have the meaning set forth in Section 3.20(b).

“China Facility” means the facility used in the Business located at 160 Wenjing Road, Min Hang District, ShangHai, ShangHai, China, 200245.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“CLC Information” shall have the meaning set forth in Section 5.04(b).

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Adjustment Amount” shall have the meaning set forth in Section 2.06(a).

“Closing Cash Amount” shall have the meaning set forth in Section 2.05(a)(ii).

“Closing Date” shall have the meaning set forth in Section 2.04.

“Closing Notice” shall have the meaning set forth in Section 2.06(b).

“Closing Working Capital Amount” shall have the meaning set forth in Section 2.09(a).

“Closing Working Capital Statement” shall have the meaning set forth in Section 2.09(a).

“COBRA” shall have the meaning set forth in Exhibit C.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).

“Consultation Period” shall have the meaning set forth in Section 2.10(b).

“Contracts” means all written or oral contracts, subcontracts, agreements, instruments, leases, licenses, commitments, sales and purchase orders that are Related to the Business and to which a Seller or Altair U.S. or any Affiliates thereof is a party (and all amendments, waivers, modifications or supplements thereto).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Business” means the businesses of (i) manufacturing air filter elements for original and replacement use in gas turbine inlet systems; (ii) manufacturing the certain system components identified on Annex B for original and replacement use in gas turbine inlet systems, as well as designing any such components for any Person other than a GE Affiliate; (iii) other than (A) air filters for use in engines that power locomotive or mobile mining equipment, or (B) bioprocessing activities conducted by the Healthcare business division of GE, manufacturing pleated air filter elements, rolled goods, finished air filter bags and cages and accessories, and acoustic and impulse air cleaning products, including services related thereto, as used in industrial scale air cleaning and filtration processes; (iv) manufacturing ePTFE membranes and laminates; and (v) other than bioprocessing activities conducted by the Healthcare business division of GE, designing, manufacturing, and selling air particulate collectors as used in industrial scale air cleaning and filtration processes.

“Covered Event” shall have the meaning set forth in Section 5.06(i).

“Customer Agreement” shall have the meaning set forth in the recitals.

“Damaged Assets” shall have the meaning set forth in Section 5.06(i).

“Data Site” means the electronic data site maintained by the Sellers in connection with the transactions contemplated by this Agreement.

“Debt” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Deductible” shall have the meaning set forth in Section 10.01(b)(i).

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Capital Markets Activity, Financing Activity, the sale of Insurance or the conduct of any Insurance brokerage activities, Leasing Activity, Other Financial Services Activities or Securities Activity (whether such rights or remedies arise under any agreement relating to such activity, under applicable law or otherwise) including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Financing Activity (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing Activity.

“Delaware Courts” shall have the meaning set forth in Section 11.10(b).

“De Minimis Business” means (i) any research and/or development of technology that can be used in both the principal business and the business activity and that does not otherwise violate the prohibition on the commercialization of the Covered Business, (ii) any patent enforcement activity, including patent assertion and patent litigation activities, whether or not such activities involve Persons in a Covered Business, or (iii) any patent monetization activities (other than the activities described in the preceding clause (ii)), including the granting of licenses, but excluding the granting of licenses to Persons with respect to the Covered Business.

“Designated Assets” shall have the meaning set forth in Section 5.22(a).

“Disclosing Party” shall have the meaning set forth in Section 5.18.

“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Buyer and which forms a part of this Agreement.

“Employee Agreements” shall have the meaning set forth in Exhibit C.

“Employee Plans” shall have the meaning set forth in Section 3.15(b).

“Employee Services Agreement” means the Global Employee Services Agreement substantially in the form attached hereto as Exhibit H.

“Employment Liabilities” means costs and liabilities relating to the Transferred Employees including, but not limited to, the cost of wages, salaries, accrued leave and holiday entitlements, accrued bonus entitlements and other remuneration or benefits, redundancy costs, expenses, taxation, PRSI payments, health contributions, levies, losses, claims, demands, actions, fines, penalties, awards, liabilities, expenses (including reasonable legal expenses where these are incurred by a law firm approved in advance by the indemnifying party).

“End Date” shall have the meaning set forth in Section 9.01(b).

“Environmental Laws” means any Laws applicable to the Business, the Transferred Assets, or the Real Property concerning (i) the protection of or prevention of harm to the environment (including without limitation soil, air, water, groundwater, and climate), or natural resources, or (ii) the use, handling, management, transportation, treatment, storage, disposal or remediation of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, registration, consent, or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Working Capital Amount” shall have the meaning set forth in Section 2.06(b).

“Excluded Assets” shall have the meaning set forth in Section 2.02(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.02(d).

“Excluded Litigation” shall have the meaning set forth in Section 2.02(d)(iv).

“Excluded Workers’ Comp Claims” shall have the meaning set forth in Section 2.02(d)(v).

“Existing Business Activities” means (a) any business conducted by GE or its Subsidiaries (other than to the extent currently conducted through or on behalf of the business operated by the Transferred Employees) on the date of this Agreement and (b) any research and development activities that may be conducted by GE after the Closing for the sole benefit of its other businesses without infringing upon any Business Owned Intellectual Property, taking into account the rights granted to GE and its Affiliates pursuant to the Intellectual Property Cross License Agreement.

“Final Working Capital Statement” shall have the meaning set forth in Section 2.10(c).

“Financial Services Business” means any activities undertaken in connection with (i) any Capital Markets Activity, (ii) Financing Activity, (iii) Leasing Activity, (iv) Default Recovery Activities, (v) Minority Equity Investments, (vi) Remarketing Activities, (vii) Other Financial Services Activities, (viii) any Securities Activity or (ix) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of advisory services, business processes or software, in each case, primarily relating to Insurance. Financial Services Business also includes any investment or ownership interest in a Person through an employee benefit or pension plan.

“Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Financing Activity” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes, (ii) non-voting preferred equity investments and (iii) investments as a limited partner in a partnership or as a member of a limited liability company in which another person who is not an Affiliate is a management member.

“Fundamental Representations” shall have the meaning set forth in Section 10.01(b)(i).

“GAAP” means the generally accepted accounting principles used in the United States.

“GE” shall have the meaning set forth in the Preamble.

“GE Applicable Employee” shall have the meaning set forth in Section 5.09(b).

“GE Banker” shall have the meaning set forth in Section 3.16.

“GE China” shall have the meaning set forth in the Recitals.

“GE Energy Services UK” shall have the meaning set forth in the Recitals.

“GE Entities” shall have the meaning set forth in the Recitals.

“GE FSA Plans” shall have the meaning set forth in Exhibit C.

“GE Included Receivables” has the meaning set forth in Section 5.08.

“GE Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“GE Intellectual Property” shall mean all Intellectual Property that is owned by GE, Altair U.S. or any of the Sellers, other than the Business Owned Intellectual Property.

“GE Japan” shall have the meaning set forth in the Recitals.

“GE Name and GE Marks” shall have the meaning set forth in Section 5.10(a).

“GE Personal Data” shall have the meaning set forth in Exhibit C.

“GE Technology” shall mean all Technology that is owned by GE, Altair U.S. or any of the Sellers, other than the Business Owned Technology.

“GEPP” shall have the meaning set forth in Exhibit C.

“GES&SP” shall have the meaning set forth in Exhibit C.

“Governmental Authority” means any United States federal, state, national, regional, municipal or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Authorization” means any domestic or foreign federal, state, national, regional, municipal, provincial special or local license, permit, governmental authorization, certificate of exemption, franchise, accreditation, registration, approval or consent.

“Governmental Order” means any order, directive, mandate, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GTI Business” means the business of selling, designing and installing filter houses, air filter elements and system components for use in gas turbine inlet systems, and manufacturing and selling air filter elements and system components for original and replacement use in such gas turbine inlet systems.

“GTI Systems” means an air inlet filtration system and substantive components thereof for use in gas turbine inlet systems.

“Hazardous Substances” means any pollutant, contaminant, material, substance, or waste that is regulated under or pursuant to any Environmental Laws, including without limitation asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive materials, pesticides, radon, lead-based paint, urea formaldehyde, medical waste, biomedical waste, hazardous waste, hazardous material, extremely hazardous substance, toxic waste, toxic substance, and petroleum (including any constituent or by-product thereof) or hydrocarbonic substance, fraction, distillate or by-products).

“Hedge Contracts” shall have the meaning set forth in Section 2.15.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Inactive Business Employee” shall have the meaning set forth in Exhibit C.

“Indemnified Party” shall have the meaning set forth in Section 10.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.03(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.10(c).

“Independent Third Party” means a third party individual or business entity authorized to (i) purchase, license (and/or sublicense) and/or rent Business products and/or services (including distributors, resellers and value added resellers) for resale to others and/or (ii) solicit business or promote sales of Business products and/or services in specific territories (including independent sales agents).

“Industrial Filtration and Membrane Businesses” mean the businesses of (i) manufacturing and selling pleated air filter elements, rolled goods, finished air filter bags and cages and accessories, and acoustic horn and impulse air cleaning products, including services related thereto, (ii) manufacturing and selling of ePTFE membranes and laminates, and (iii) the design and sale of air particulate collectors.

“Instrument of Cancellation” means an instrument in a form reasonably acceptable to Buyer and GE pursuant to which (i) Altair U.S. shall cancel and discharge all of the respective obligations of GE and its other Affiliates owed to it and (ii) the Sellers and their Affiliates (other than Altair U.S.) shall each cancel and discharge all of the respective obligations of Altair U.S. owed to them (excluding in each case (i) rights and obligations under this Agreement and the Ancillary Agreements and (ii) trade accounts payable and (iii) warranty obligations).

“Insurance” means any product or service constituting insurance, assurance or reinsurance by the laws or regulations in effect in any jurisdiction in which the restriction set forth in Section 5.14(a) applies.

“Insurance Deductibles” means the amounts set forth on Section 5.06 of the Disclosure Schedule.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, invention disclosure statements, including utility model, non-provisional, provisional, reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and any counterparts claiming priority therefrom and like statutory rights, (b) trademarks, service marks, trade names, service names, trade dress, logos, slogans, indicia of origin, and other identifiers of the same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) internet domain names, (d) copyrightable works, copyrights, works of authorship, moral rights, mask work rights, rights of publicity, database rights and design rights, in each case, whether or not Registered (including, without limitation, those in Software and Technology), and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) Software, (f) all databases and compilations, including any and all electronic data and electronic collections of data, and the content and information contained on any web site, (g) confidential and proprietary information, including trade secrets, processes and know-how, and (h) intellectual property rights arising from or in respect of Technology.

“Intellectual Property Cross License Agreement” shall have the meaning set forth in Section 5.11.

“Interest Rate” means an interest rate per annum equal to the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid plus three percent (3%).

“Interim Financial Statements” shall have the meaning set forth in Section 3.05(a).

“International Business Plans” shall have the meaning set forth in Exhibit C.

“International Business Employees” shall have the meaning set forth in Exhibit C.

“International Parent Plan” shall have the meaning set forth in Exhibit C.

“International Transferred Employees” shall have the meaning set forth in Exhibit C.

“Inventory” shall have the meaning set forth in Section 2.02(a)(ii).

“IRS” means the Internal Revenue Service.

“Key Employee” means each of Keith White, Chris Ferraro, Paul Sennett, Brian Vancrum, and John Reuss.

“Knowledge of the Buyer” means the actual knowledge of Christopher Conway, David Fallon or Richard Wolfson; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Knowledge of the Sellers” means the actual knowledge of Keith White, Chris Ferraro, Paul Sennett, Brian Vancrum, or John Reuss; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, directive or other requirement or rule of law.

“Leased Real Property” shall have the meaning set forth in Section 2.02(a)(i).

“Leasing Activity” means the business of rental, leasing, or financing, in each case, under operating leases, finance leases, capital leases, synthetic leases, leveraged leases, tax-oriented leases, non-tax-oriented leases, retail installment sales contracts or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses, liabilities, fines, penalties, environmental investigation and remediation costs, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees).

“LTD Employees” mean those employees of GE and its Affiliates employed outside the United States and assigned to the Business who are on long-term disability leave.

“Material Adverse Effect” means any event, change, effect, development or occurrence (x) that has had, or is reasonably likely to have, (i) a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole or (ii) a material adverse effect on the ability of the Sellers or GE to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, or (y) solely for purposes of Section 8.02(a), arising out of any breach of the representations and warranties of the Sellers set forth in Article III as if made on the Closing (without giving effect to any supplements to the Disclosure Schedules) that has had, or is reasonably likely to result in, either solely or in the aggregate, a decrease in the value of the Business of at least $20,000,000; provided, however, that for purposes of clause (x)(i) and (y) of this definition, none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur (except (A) in the case of clause (y) above, to the extent arising from a breach of any representations or warranties of the Sellers set forth in Article III as if made on the Closing (without giving effect to any supplements to the Disclosure Schedule)), and (B) with respect to clauses (a), (c) or (e) below, to the extent such event, change, effect, development or occurrence has had a disproportionate effect on the Business taken as a whole compared to other participants in the industries in which the Business operates): (a) (1) changes in the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (2) political conditions generally of the United States or any other country or jurisdiction in which the Business operates or (3) changes in conditions generally affecting the industries in which the Business operates (including the availability and pricing of raw materials and transportation), (b) the execution or announcement of the transactions contemplated by this Agreement or the Ancillary Agreements, (c) any changes in applicable Law or GAAP (or authoritative interpretations thereof), (d) the taking of any action expressly required by the terms of this Agreement or taken with the Buyer’s express written consent, (e) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (f) any failure, in and of itself, to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (it being understood that any facts or circumstances giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur).

“Material Business Customer” means the top fifteen (15) customers of the GTI Business and the Industrial Filtration and Membrane Businesses based on revenue (measured by individual “bill to” location) for the twelve (12) month period ended December 31, 2012.

“Material Business Supplier” means the top fifteen (15) suppliers of the GTI Business and the Industrial Filtration and Membrane Businesses based on amounts paid to such suppliers for the twelve (12) month period ended December 31, 2012.

“Material Contracts” shall have the meaning set forth in Section 3.13(a)(xiv).

“Material Systems Project” or “Project” means the supply of GTI Systems by the Business pursuant to an accepted purchase order or series of related purchase orders or blanket purchase order and involving aggregate payments to the Business in excess of one million dollars ($1,000,000).

“Minority Equity Investments” means any equity investment (including equity derivatives) in a Person in which GE and its Subsidiaries (i) do not have the right to designate a majority of the members of the board of directors (or similar governing body) of such Person, (ii) hold less than 25% of the outstanding voting securities or similar equity interests and (iii) do not manage or operate the business of such Person or make significant proprietary assets (including the GE name or brand and any non-public information derived from the Business) available to such Person for use in such Person’s business.

“Notice of Disagreement” shall have the meaning set forth in Section 2.10(a).

“NPI Agreement” means the NPI Services Agreement substantially in the form attached hereto as Exhibit G.

“Off-the-Shelf Software” means all Software that is commercially available off-the-shelf Software that (i) is not material to the operation of the Business, and (ii) has not been modified or customized for GE, the Sellers or Altair U.S.

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of GE’s financial services affiliates purely for financial investment purposes, investments for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

“Owned Real Property” shall have the meaning set forth in Section 2.02(a)(i).

“Parent Plan” shall have the meaning set forth in Exhibit C.

“Permitted Liens” means the following Liens: (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens arising in the ordinary course of business and on a basis consistent with past practice for amounts not yet due; (c) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Real Property that do not affect or interfere, and would not reasonably be expected to affect or interfere, in a material way with the continued use of the Real Property in connection with the Business; (d) any and all matters and Liens (including fee mortgages or ground leases) affecting the Leased Real Property not created or granted by any GE Entity or Affiliate thereof, but only to the extent that such matters and encumbrances do not affect or interfere, and would not reasonably be expected to affect or interfere, in a material way with the continued use of the Leased Real Property in connection with the Business; and (e) in the case of Intellectual Property and Technology, licenses, options to license or covenants, in any such case, not to assert claims of infringement in existence as of the date hereof from the GE Entities or any of their Affiliates to third parties and which are not material to the Business.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Working Capital Adjustment Amount” shall have the meaning set forth in Section 2.11.

“Privileged Validity Materials” shall have the meaning set forth in Section 2.02(b)(xvii).

“Project Documentation” means the purchase order and any terms and conditions incorporated therein by reference in respect of a Material Systems Project.

“Purchase Price” shall have the meaning set forth in Section 2.05(a).

“Real Property” shall have the meaning set forth in Section 2.02(a)(i).

“Real Property Leases” shall have the meaning set forth in Section 3.17(a).

“Records” shall have the meaning set forth in Section 5.03.

“Reference Balance Sheet” means the balance sheet as of December 31, 2012, included in the Financial Statements.

“Registered” shall mean, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Related to the Business” means (i) primarily required for or used primarily in, or (ii) arising, directly or indirectly, primarily out of the operation or conduct of, the Business as conducted by the Sellers and Altair U.S. and their respective Affiliates.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of Hazardous Substances into the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, and/or ambient air.

“Remaining ARD Employee” shall have the meaning set forth in Exhibit C.

“Remarketing Activity” means the remarketing (including any possession, ownership, insurance, maintenance, transportation, shipment, storage, refurbishment, repair, sale, offer to sale, auction, consignment, liquidation, disposal, scrapping or other remarketing activities) of any collateral, business assets or other security currently or previously subject to any Financing Activity (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property currently or formerly subject to Leasing Activity.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Restricted Information” shall have the meaning set forth in Section 5.02(b).

“Restrictive Covenant Period” shall have the meaning set forth in Section 5.14(a).

“Retained Confidential Information” shall have the meaning set forth in Section 5.04(b).

“Review Period” shall have the meaning set forth in Section 2.09(b).

“SEC” shall have the meaning set forth in Section 5.03.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (i) in the United States would be subject to the United States federal securities laws or the securities laws of any state of the United States or (ii) outside of the United States within any other jurisdiction in which the restrictions set forth in Section 5.14 apply, would be subject to any law in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

“Seller Closing Certificate” has the meaning set forth in Section 8.02(b).

“Sellers” shall have the meaning set forth in the Recitals.

“Sellers’ LCs” shall have the meaning set forth in Section 5.07.

“Shares” shall have the meaning set forth in the Recitals.

“Software” shall mean all computer programs and software, including any and all software implementations of algorithms, models, and methodologies, whether in source or object code form.

“Statement of Estimated Closing Working Capital” shall have the meaning set forth in Section 2.06(b).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Tangible Personal Property” shall have the meaning set forth in Section 2.02(a)(xiv).

“Tax” or “Taxes” means all federal, state, local or non-U.S. income, excise, environmental, capital stock, social security (or similar), disability, registration, value added, estimated, license, unemployment, severance, windfall profits, alternative minimum, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, unclaimed property, escheat payments, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Matters Agreement” shall have the meaning set forth in the Recitals.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refunds, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Technology” shall mean, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (regardless of whether the foregoing are patentable or unpatentable, or whether or not they have been reduced to practice) apparatus, creations, improvements, works of authorship in any media, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software.

“Terminating Buyer Breach” shall have the meaning set forth in Section 9.01(c).

“Terminating Seller Breach” shall have the meaning set forth in Section 9.01(d).

“Third Party Claim” shall have the meaning set forth in Section 10.03(a).

“Third Party Rights” shall have the meaning set forth in Section 2.03.

“Title Insurance” shall have the meaning set forth in Section 5.06(j).

“Title Rep” shall have the meaning set forth in Section 3.17(b)

“Transaction Accounting Principles” shall mean the accounting principles set forth on Exhibit D.

“Transfer Regulations” means the Acquired Rights Directive (Council Directive 2001/23/EC), TUPE or any equivalent legislation or regulation in any jurisdiction providing for the automatic transfer of employees or employer substitution as a result of the transactions contemplated by this Agreement.

“Transferred Assets” shall have the meaning set forth in Section 2.02(a).

“Transferred Employees” shall have the meaning set forth in Exhibit C.

“Transition Services Agreement” means a transition services substantially in the form attached as Exhibit B hereto.

“Transitional Trademark License Agreement” shall have the meaning set forth in Section 5.10(a).

“Triggering Event” shall have the meaning set forth in Section 5.06(a).

“TUPE” means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Undisclosed Employee” shall have the meaning set forth in Exhibit C.

“U.S. Business Plans” shall have the meaning set forth in Section 3.15(d).

“U.S. Parent Plans” shall have the meaning set forth in Exhibit C.

“Used” in connection with products and services means that Intellectual Property that is used in the manufacturing, use, distribution, sale, offer for sale, importing, exporting, lease or other disposition of those products and services.

“Working Capital” shall have the meaning set forth in the Transaction Accounting Principles.

“Xin Hua” shall have the meaning set forth in the Recitals.